    As filed with the Securities and Exchange Commission on January 17, 2002.


                                                      Registration No. 333-79428
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   ------------------------------------------


                                 AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                   ------------------------------------------

         NORTEL NETWORKS CORPORATION                     NORTEL NETWORKS LIMITED

     (Exact name of Registrant as specified in its charter)             (Exact name of Registrant as specified in its charter)
                             CANADA                                                             CANADA
 (State or other jurisdiction of incorporation or organization)     (State or other jurisdiction of incorporation or organization)
                         NOT APPLICABLE                                                      62-12-62580
             (I.R.S. Employer Identification Number)                           (I.R.S. Employer Identification Number)
                   8200 DIXIE ROAD, SUITE 100                                         8200 DIXIE ROAD, SUITE 100
                    BRAMPTON, ONTARIO, CANADA                                         BRAMPTON, ONTARIO, CANADA
                             L6T 5P6                                                           L6T 5P6
                         (905) 863-0000                                                     (905) 863-0000
       (Address, including zip code, and telephone number,              (Address, including zip code, and telephone number,
                      including area code,                                               including area code,
          of Registrant's principal executive offices)                       of Registrant's principal executive offices)

                             CT CORPORATION SYSTEM
                                111 8TH AVENUE
                           NEW YORK, NEW YORK 10011
                                (212) 894-8946

 (Name, Address, including zip code, and telephone number, including area code, of Agent for Service)


                                   Copies to:


                                DEBORAH J. NOBLE
                               CORPORATE SECRETARY
                           NORTEL NETWORKS CORPORATION
                           8200 Dixie Road, Suite 100
                        Brampton, Ontario, Canada L6T 5P6

            BARRY M. FOX, ESQ.                   DAVID J. GOLDSCHMIDT, ESQ.
           CRAIG B. BROD, ESQ.                 SKADDEN, ARPS, SLATE, MEAGHER
          RAYMOND B. CHECK, ESQ.                         & FLOM LLP
    CLEARY, GOTTLIEB, STEEN & HAMILTON               Four Times Square
            One Liberty Plaza                     New York, New York 10036
         New York, New York 10006

                   ------------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time (from time to time) after the effective date of this Registration Statement as agreed upon by any selling securityholders, underwriters or agents in light of market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------- --------------
                                                                               PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
                                                                AMOUNT TO BE    OFFERING PRICE        AGGREGATE       REGISTRATION
              TITLE OF SECURITIES TO BE REGISTERED               REGISTERED    PER UNIT OR SHARE   OFFERING PRICE         FEE
--------------------------------------------------------------------------------------------------------------------  --------------
4.25% Convertible Senior Notes Due 2008 of Nortel Networks
Corporation................................................    $1,800,000,000    $981.88 (1)     $1,767,384,000 (1)  $162,599.33 (2)
-------------------------------------------------------------------------------------------------------------------- ---------------
Guarantee of Nortel Networks Limited of 4.25% Convertible
  Senior Notes Due 2008 (3)................................          N.A.            N.A.              N.A.               N.A.
-------------------------------------------------------------------------------------------------------------------- ---------------
Common shares without nominal value of Nortel Networks
Corporation and related common share purchase rights (4)...    180,000,000 (5)       (6)               (6)                (6)
-------------------------------------------------------------------------------------------------------------------- ---------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and asked prices per $1,000 principal amount of the 4.25% Convertible Senior Notes Due 2008 on the PORTAL market on January 16, 2002.

(2) A filing fee of $379,651.50 was paid in connection with the filing of amendment no. 1 to this registration statement and on January 16, 2002, a filing fee of $63,454.50 was paid in advance of the filing of this amendment no. 2 to the registration statement, based on the average of the bid and asked prices per $1,000 principal amount of the 4.25% Convertible Senior Notes Due 2008 on the PORTAL market on January 15, 2002. These filing fees were paid prior to the signing of H.R. 1088, the "Investor and Capital Markets Fee Relief Act."

(3) No separate consideration is receivable in connection with the guarantee.

(4) Each common share includes a share purchase right pursuant to the Nortel Networks Corporation shareholder rights plan, referred to as the "rights." Prior to the occurrence of certain events, none of which have occurred as of the date hereof, the rights will not be exercisable or evidenced separately from the common shares.

(5) The number of common shares registered hereunder is based upon the number of common shares that are issuable upon conversion of the notes at the initial conversion rate of 100 common shares per $1,000 principal amount of the notes. Pursuant to Rule 416 under the Securities Act, such number of common shares registered hereby shall include an indeterminate number of common shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(6) No additional consideration will be received in connection with the exercise of the conversion privilege. Pursuant to Rule 457(i), there is no additional filing fee with respect to the common shares issuable upon conversion of the notes.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JANUARY 17, 2002


PROSPECTUS

                                 $1,800,000,000

                             (NORTEL NETWORKS LOGO)

                           NORTEL NETWORKS CORPORATION

                     4.25% CONVERTIBLE SENIOR NOTES DUE 2008

                     fully and unconditionally guaranteed by

                             NORTEL NETWORKS LIMITED

                                       AND

                           NORTEL NETWORKS CORPORATION
                           COMMON SHARES ISSUABLE UPON
                             CONVERSION OF THE NOTES

                                  -------------


         This prospectus relates to the offer and sale from time to time by the persons listed under "Selling Securityholders" beginning on page 45 of this prospectus of up to $1,800,000,000 principal amount of 4.25% Convertible Senior Notes Due 2008 of Nortel Networks Corporation (and related guarantee of Nortel Networks Limited) and the common shares of Nortel Networks Corporation issuable upon conversion of the notes.


         The prices at which the selling securityholders may sell the notes and the common shares will be determined by the prevailing market prices or through privately negotiated transactions. We will not receive any of the proceeds from any sale of notes or common shares.

         The notes are convertible by holders into common shares of Nortel Networks Corporation at a conversion price of $10 per share (subject to adjustment in certain events) at any time.

         We may redeem some or all of the notes at any time on or after September 7, 2004 at the redemption prices described herein. If certain tax events occur, we may redeem all of the notes at 100% of their principal amount plus accrued and unpaid interest. Upon a change of control (as defined herein), we will be required to offer to repurchase the notes at 100% of their principal amount at our option, in cash, our common shares, or a combination thereof, plus accrued and unpaid interest.

         YOU SHOULD CAREFULLY CONSIDER THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE NOTES OR THE UNDERLYING COMMON SHARES, WHICH ARE DISCUSSED BEGINNING ON PAGE 4 OF THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS".

         The securities offered or sold under this prospectus have not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         No securities regulatory authority in Canada has expressed an opinion about these securities and it is an offense to claim otherwise.

                                   -----------

                               Dated       , 2002

                                TABLE OF CONTENTS




                                                                      Page
                                                                      ----
Prospectus Summary..................................................... 1
Risk Factors........................................................... 4
Forward-Looking Statements.............................................16
Ratio of Earnings to Fixed Charges.....................................17
Use of Proceeds........................................................18
Dividend Policy of Nortel Networks Corporation.........................18
Price Range of Common Shares of Nortel Networks Corporation............19
Description of the Notes and the Guarantee.............................20
Description of Share Capital of Nortel Networks Corporation............36
Certain United States Federal Income Tax Considerations................38
Certain Canadian Federal Income Tax Considerations.....................41
Selling Securityholders................................................45
Plan of Distribution...................................................73
Enforcement of Civil Liabilities.......................................75
Legal Matters..........................................................75
Experts................................................................75
Where You Can Find Available Information...............................76
Incorporation of Certain Documents by Reference........................76

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. Unless otherwise indicated, all references to dollars and "$" shall mean United States dollars.

                                COMPANY OVERVIEW

     We are a leading global supplier of products and services that support the Internet and other public and private data, voice, and multimedia communications systems using terrestrial and wireless technologies, which we refer to as "networking solutions." Our networking solutions generally bring together diverse networking products from our various product families, and related services, to create either a customized or "off the shelf" solution for our customers. Our business consists of the design, development, manufacture, assembly, marketing, sale, licensing, financing, installation, servicing, and support of networking solutions. With our networking solutions, we are focused on building the infrastructure and applications for the new, high-performance Internet.


         The mailing address of our and Nortel Networks Limited's principal executive offices is 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada, L6T 5P6 and the telephone number is (905) 863-0000.

                             OUR CORPORATE STRUCTURE

         Nortel Networks Corporation is a holding company formed in connection with a Canadian court-approved plan of arrangement, which became effective May 1, 2000, involving us (then a newly formed Canadian corporation), our principal direct operating subsidiary, Nortel Networks Limited (the corporation previously known as "Nortel Networks Corporation") and BCE Inc., the largest shareholder of Nortel Networks Limited prior to the plan of arrangement. As a result of the plan of arrangement, which we refer to as the "arrangement", we acquired and continue to hold all of Nortel Networks Limited's issued and outstanding common shares (which at that time ceased to be publicly traded) and Nortel Networks Limited and its subsidiaries became our direct and indirect subsidiaries, respectively. We also assumed Nortel Networks Limited's financial reporting history effective May 1, 2000 for financial reporting purposes. As a result, we deem Nortel Networks Limited's consolidated business activities prior to May 1, 2000 to represent our consolidated business activities as if we and Nortel Networks Limited had historically been the same entity.


         Unless the context otherwise requires, references to "we," "our," "us," or "Nortel Networks Corporation" in this prospectus mean Nortel Networks Corporation and its subsidiaries, including Nortel Networks Limited, as of and for all dates subsequent to May 1, 2000, the effective date of the arrangement and refer to the consolidated business activities of those entities and, for dates prior to May 1, 2000, such references mean Nortel Networks Limited (then known as "Nortel Networks Corporation") and refer to the consolidated business activities of Nortel Networks Limited and its subsidiaries.

                                  THE OFFERING


     All of the notes and the common shares issuable upon conversion of the notes are being sold by the selling securityholders or their pledgees, donees, transferees or other successors in interest. Neither we nor Nortel Networks Limited will receive any proceeds from the sale of the notes or the common shares issuable upon conversion of the notes. We refer you to "Selling Securityholders" beginning on page 45 of this prospectus.



Issuer...........................    Nortel Networks Corporation, a Canadian
                                     corporation.

Securities.......................    $1,800,000,000 aggregate principal amount
                                     of 4.25% Convertible Senior Notes Due 2008.

Interest.........................    The notes pay interest at an annual rate of
                                     4.25%. Interest is payable on March 1 and September 1 of each year, commencing March
                                     1, 2002.

Guarantee........................    The notes are fully and unconditionally
                                     guaranteed by Nortel Networks Limited, a Canadian corporation and our principal operating subsidiary. If, for any reason, we do not make any payments of the principal of, or premium, if any, or interest on, the notes when due, whether at maturity, upon redemption or by acceleration or otherwise, Nortel Networks
                                     Limited will cause the payment to be made to or to the order of the trustee. The guarantee is a direct, unconditional, unsecured and unsubordinated obligation of
                                     Nortel Networks Limited.

Maturity date....................    September 1, 2008.


Conversion rights................    Holders may convert all or some of their
                                     notes, unless previously redeemed or
                                     repurchased at any time prior to maturity, into our common shares at a conversion price of $10 per share, subject to adjustment in certain events. See
                                     "Description of the Notes and the Guarantee
                                     - Conversion" on page 20. The initial
                                     conversion price is equivalent to a
                                     conversion rate of 100 common shares per $1,000 principal amount of notes. The right to convert notes that have been called for redemption will terminate at the close of business on the business day immediately preceding the date of redemption.



Optional redemption..............    We may redeem the notes at our option on or
                                     after September 7, 2004 at any time or from time to time, in whole or in part, for cash on not less than 20 nor more than 60 days' prior written notice to the holders by first class mail, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, to the date of redemption. See "Description of the Notes and the Guarantee - Optional Redemption by
                                     Nortel Networks Corporation" on page 26.

Offer to repurchase upon a
  change of control..............    Upon a change of control (as defined under
                                     "Description of the Notes and the Guarantee
                                     - Offer to Repurchase upon a Change of
                                     Control"), we will be required to make an offer to repurchase all or any part of the holders' notes (at our option, in cash, our common shares or a combination of cash and our common shares), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of the repurchase. See
                                     "Description of the Notes and the Guarantee
                                     - Offer to Repurchase Upon a Change of
                                     Control" on page 24 and "Risk Factors - Our ability to repurchase notes if a change of control occurs is limited and holders may not be able to liquidate their investment" on page 15.


Additional amounts...............    All payments that we are required to make
                                     under or in respect of the notes or the
                                     guarantee will be paid without withholding or deduction for or on account of Canadian taxes, unless we are required by law or by the interpretation or administration thereof to withhold or deduct, in which case we will pay such additional amounts as may be necessary so that the net amount received by each holder (including any additional amounts after such withholding or deduction) will not be less than the amount the holder would have received if such taxes had not been withheld or deducted. See "Description of the Notes and the Guarantee - Additional Amounts" beginning on page 23.


Redemption for changes in
  Canadian withholding taxes.....    In the event we become obligated to pay
                                     additional amounts as described above as a result of changes affecting withholding taxes applicable to payments on the notes, the notes may be redeemed at our option in whole, but not in part, for cash on not less than 20 days nor more than 60 days' prior written notice to the holders by first class mail, at 100% of their aggregate principal amount, plus accrued and unpaid interest, to the date of redemption. See "Description of the Notes and the Guarantee - Redemption for Changes in Canadian Withholding Taxes" on page 27.


Use of proceeds..................    We will not receive any of the proceeds
                                     from the sale of the notes or the
                                     underlying common shares by any selling
                                     securityholders.

Listing..........................    Application has been made for listing of
                                     the notes (and the related guarantee) on the New York Stock Exchange.

Common shares....................    Our common shares are listed on the New
                                     York Stock Exchange and The Toronto Stock
                                     Exchange under the symbol "NT."

                                  RISK FACTORS


         You should carefully consider the risks described below and other information contained or incorporated by reference in this prospectus before making an investment decision..


                          RISKS RELATED TO OUR BUSINESS

WE HAVE RESTRUCTURED OUR BUSINESS IN THE PAST TO RESPOND TO INDUSTRY AND MARKET CONDITIONS. THE ASSUMPTIONS UNDERLYING OUR RESTRUCTURING EFFORTS MAY PROVE TO BE INACCURATE AND WE MAY HAVE TO RESTRUCTURE OUR BUSINESS AGAIN IN THE FUTURE.


         In response to changes in industry and market conditions, we have restructured our business in the past, are currently restructuring our business, and may again restructure our business in the future to achieve certain cost savings and to strategically realign our resources. We have based our work plan pertaining to the restructuring on certain assumptions regarding the cost structure of our business and the nature and severity of the current industry adjustment which may not prove to be accurate.

         While restructuring, we have assessed, and will continue to assess, whether we should dispose of or otherwise exit businesses as well as review the recoverability of our tangible and intangible assets. Any decision to further limit investment or to dispose of or otherwise exit businesses may result in the recording of additional one-time or other charges such as workforce reduction costs, facilities reduction costs, asset write-downs, and contractual settlements. Additionally, estimates and assumptions used in asset valuations are subject to uncertainties, as are accounting estimates with respect to the useful life and ultimate recoverability of our carrying basis of assets, including goodwill and other intangible assets. As a result, future market conditions may result in further charges for the writedown of tangible and intangible assets.


WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT THE INITIATIVES WE HAVE UNDERTAKEN IN RESTRUCTURING OUR BUSINESS AND, EVEN IF SUCCESSFULLY IMPLEMENTED, THESE INITIATIVES MAY NOT BE SUFFICIENT TO MEET THE CHANGES IN INDUSTRY AND MARKET CONDITIONS AND TO ACHIEVE FUTURE PROFITABILITY.


         We must successfully implement our work plan if we are to adjust our cost structure to reflect current and expected future economic conditions, market demands and revenues, and to achieve future profitability. We must also manage the potentially higher growth areas of our business, as well as the non-core areas of our business, effectively in light of current and expected future market demands and trends.



         Under our work plan, we have also implemented a number of initiatives, including exiting businesses and writing down our tangible and intangible assets, to streamline our business, and to focus our investments on delivering the key next-generation networking solutions. Specifically, we have announced our decision to discontinue our access solutions operations and exit or sell our ownership interest in the various access solutions businesses by mid 2002. However, our work plan may not be sufficient to meet the changes in industry and market conditions, and such conditions may continue to deteriorate or last longer than we expect. In addition, we may not be able to successfully implement our work plan and may be required to refine, expand or extend our work plan. Furthermore, our workforce reductions may impair our ability to realize our current or future business objectives. Lastly, costs actually incurred in connection with future restructuring actions may be higher than the estimated costs of such actions. As a result, our restructuring efforts may not result in our return to profitability.


OUR OPERATING RESULTS HAVE HISTORICALLY BEEN SUBJECT TO YEARLY AND QUARTERLY FLUCTUATIONS AND ARE EXPECTED TO CONTINUE TO FLUCTUATE.

         Our operating results have historically been and are expected to continue to be subject to quarterly and yearly fluctuations as a result of a number of factors. These factors include:

     o our ability to successfully complete programs on a timely basis to reduce our cost structure, including fixed costs, and to streamline our operations;

     o our ability to focus our business on what we believe to be potentially higher growth, higher margin businesses, and to dispose of or exit non-core businesses;

     o the inherent uncertainties of using estimates and assumptions for asset valuations and the impact of changes in accounting principles used to value assets;

     o our ability to implement our work plan without negatively impacting our relationships with our customers;


     o    fluctuations in our gross margins;


     o    the impact of acquired businesses and technologies;

     o    increased price and product competition in the networking industry;

     o the development, introduction and market acceptance of new technologies, and integrated networking solutions, as well as the adoption of new networking standards;

     o variations in sales channels, product costs, and the mix of products sold;

     o    the size and timing of customer orders and shipments;

     o    our ability to maintain appropriate inventory levels; and

     o the impact of our product development schedules, manufacturing capacity, and lead times required to produce our products.


         Significant fluctuations in our operating results could contribute to volatility in the market price of our common shares.

OUR GROSS MARGINS MAY BE NEGATIVELY AFFECTED, WHICH IN TURN COULD NEGATIVELY AFFECT OUR OPERATING RESULTS AND COULD CONTRIBUTE TO VOLATILITY IN THE MARKET PRICE OF OUR COMMON SHARES.

         Our gross margins may be negatively affected as a result of a number of factors, including:


     o    increased price competition;

     o    excess capacity;

     o    higher material or labor costs;

     o    warranty costs;

     o    obsolescence charges;

     o loss of cost savings on future inventory purchases as a result of high inventory levels;

     o    introductions of new products;

     o    increased levels of customer services;

     o    changes in distribution channels; and

     o    changes in product and geographic mix.


Lower than expected gross margins would negatively affect our operating results and could contribute to volatility in the market price of our common shares.

ECONOMIC CONDITIONS IN THE UNITED STATES, CANADA, AND GLOBALLY, AFFECTING THE TELECOMMUNICATIONS INDUSTRY, AS WELL OTHER TRENDS AND FACTORS AFFECTING THE TELECOMMUNICATIONS INDUSTRY, ARE BEYOND OUR CONTROL AND MAY RESULT IN REDUCED DEMAND AND PRICING PRESSURE ON OUR PRODUCTS.

     There are trends and factors affecting the telecommunications industry, which are beyond our control and may affect our operations. Such trends and factors include:


     o adverse changes in the public and private equity and debt markets and our ability, as well as the ability of our customers and suppliers, to obtain financing or to fund working capital and capital expenditures;

     o adverse changes in our credit rating, or the credit ratings of our customers and suppliers;

     o adverse changes in the market conditions in our industry and the specific markets for our products;

     o    the trend towards the sale of integrated networking solutions;

     o visibility to, and the actual size and timing of, capital expenditures by our customers;

     o inventory practices, including the timing of product and service deployment, of our customers;

     o the amount of network capacity and the network capacity utilization rates of our customers, and the amount of sharing and/or acquisition of new and/or existing network capacity by our customers;

     o policies of our customers regarding utilization of single or multiple vendors for the products they purchase;

     o the overall trend toward industry consolidation and rationalization among our customers, competitors, and suppliers;

     o conditions in the broader market for communications products, including data networking products and computerized information access equipment and services;

     o governmental regulation or intervention affecting communications or data networking; and

     o    the effects of war and acts of terrorism.


     Economic conditions affecting the telecommunications industry, which affect market conditions in the telecommunications and networking industry, in the United States, Canada and globally, affect our business. Reduced capital spending and/or negative economic conditions in the United States, Canada, Europe, Asia, Latin America and/or other areas of the world could result in reduced demand for or pricing pressure on our products.


WE MAY NOT BE ABLE TO ATTRACT OR RETAIN THE SPECIALIZED TECHNICAL AND MANAGERIAL PERSONNEL NECESSARY TO ACHIEVE OUR BUSINESS OBJECTIVES.


     Competition for key positions and specialized technical personnel in the high-technology industry is intense, despite current economic conditions. We believe that our future success depends in part on our continued ability to hire, assimilate, and retain qualified personnel in a timely manner, particularly key members of senior management and in our key areas of potential growth. A key factor in attracting and retaining qualified employees is our ability to provide employees with the opportunity to participate in the potential growth of our business through programs such as stock option plans and employee investment plans. The value of these opportunities may be adversely affected by the volatility or negative performance of the market price for our common shares. We may also find it more difficult to attract or retain qualified employees because of our recent significant reductions in employee positions. In addition, if we have not properly sized our workforce and retained those employees with the appropriate skills, our ability to compete effectively may be adversely affected. If we are not successful in attracting, retaining or recruiting qualified employees, including members of senior management, in the future, we may not have the necessary personnel to effectively compete in the highly dynamic, specialized and volatile industry in which we operate or to achieve our business objectives.

FUTURE CASH FLOW FLUCTUATIONS, INCREASED LEVELS OF DEBT, AND CHANGES IN OUR PUBLIC DEBT RATINGS MAY AFFECT OUR ABILITY TO FUND OUR WORKING CAPITAL REQUIREMENTS OR ACHIEVE OUR BUSINESS OBJECTIVES IN A TIMELY MANNER.

     Our working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on such factors as timing and size of capital expenditures, levels of sales, timing of deliveries and collection of receivables, inventory levels, customer payment terms, customer financing obligations, and supplier terms and conditions. Our inability to manage cash flow fluctuations resulting from such factors could have a material adverse effect on our ability to fund our working capital requirements or achieve our business objectives in a timely manner.


OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY OUR INCREASED LEVELS OF DEBT.


         In order to finance our business we have incurred, or have entered into credit facilities allowing for drawdowns of, significant levels of debt compared to historical levels, and we may need to secure additional sources of funding, including debt or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions relating to certain sources of funding, or lower than expected cash inflows could have adverse consequences on the operation of our business.



         In particular, certain of such credit agreements have been recently amended and now contain financial covenants that require the maintenance of a minimum consolidated tangible net worth and the achievement of certain minimum consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) thresholds. The minimum consolidated net worth of Nortel Networks Limited required is US$1,880,000,000. The consolidated EBITDA covenant requires that we achieve a cumulative EBITDA of negative US$500,000,000 or better for the three months ended March 31, 2002. In addition, there are minimum EBITDA covenants in place for the remainder of fiscal year 2002 and the first three quarters of 2003, tested in quarterly increments during the period. Compliance with this covenant will require EBITDA improvements during the fiscal year 2002, and further improvements in the year thereafter. Certain business restructuring charges, other nonrecurring expenses and gains, and accounting changes will be excluded from the calculation of EBITDA. These amended credit agreements also provide for the granting of security over substantially all of our assets and those of our subsidiaries, in the event that Nortel Networks Limited's U.S. senior unsecured long-term debt rating falls below investment grade. The security would be released at such time as Nortel Networks Limited's U.S. long-term debt rating returns to investment grade. In the event that such security is in fact granted as a result of such rating downgrade, certain other existing financings and obligations, including the notes, will be, and certain future financings and obligations would be, secured to the extent required by such financings and obligations during the time that the security arrangements for the credit agreements are in effect.


     Other effects of a high level of debt include the following:

     o we may have difficulty borrowing money in the future, or accessing sources of funding, including our credit facilities;

     o we may need to use a large portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;

     o a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; and

     o if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products, sell assets, and/or forego business opportunities including acquisitions, research and development projects, or product design enhancements.


     We refer you to "-- In case of a liquidation or reorganization of our subsidiaries, the notes will be effectively subordinated in right of payment to certain obligations of our subsidiaries" for additional information on our debt levels as of September 30, 2001.


CHANGES IN OUR PUBLIC DEBT RATINGS MAY MATERIALLY AND ADVERSELY AFFECT THE COST AND TERMS AND CONDITIONS OF OUR DEBT AND ASSET-BASED FINANCINGS.


     Certain of Nortel Networks Limited's and other of our subsidiaries' outstanding debt instruments are publicly rated by independent rating agencies. These public debt ratings, which will apply to the notes, affect our ability to raise debt, our access to the commercial paper market, and our ability to engage in asset-based financing. These public debt ratings also may negatively affect the cost to us and terms and conditions of debt and asset-based financings. Additionally, any negative developments regarding our cash flow, public debt ratings and/or our incurring significant levels of debt, or our failure to meet certain financial covenants under our credit agreements, could require us to grant security under certain of our credit facilities as described above and adversely affect further the cost and terms and conditions of our debt and asset-based financings.


OUR PERFORMANCE MAY BE MATERIALLY AND ADVERSELY AFFECTED IF OUR EXPECTATIONS REGARDING MARKET DEMAND FOR PARTICULAR PRODUCTS PROVE TO BE WRONG.


     We expect that data communications traffic will grow at a faster rate than the growth expected for voice traffic, and that the use of the Internet will continue to increase. We expect the growth of data traffic and the use of the Internet will significantly impact traditional voice networks, both wireline and wireless. We believe that this will create market discontinuities. By market discontinuities, we mean opportunities for new technologies, applications, products and services that enable the secure, rapid, and efficient transport of large volumes of data traffic over networks and allow service providers and carriers to increase revenues and improve operating results. Market discontinuities will also make traditional voice network products and services less effective as they were not designed for data traffic. We believe that these market discontinuities in turn will lead to the convergence of data and voice through upgrades of traditional voice networks to transport large volumes of data traffic or through the buildout of new networks designed to transport both voice and data traffic. Either approach would require significant capital expenditures by service providers and carriers. We also believe that such developments will give rise to the demand for Internet Protocol-, or IP-, optimized networking solutions, and third generation, or 3G, wireless networks. Internet Protocol is the predominant method by which data is sent from one computer to another on the Internet - a data message is divided into smaller packets which contain both the sender's unique IP address and the receiver's unique IP address, and each packet is sent, potentially by different routes and as independent units, across the Internet. There is no continuing connection between the end points which are communicating versus traditional telephone communications which involve establishing a fixed circuit that is maintained for the duration of the voice or data communications call. 3G wireless networks are an evolution of communications networks from second generation wireless networks for voice and low speed data communications that are based on circuit switching - when a call is dialed, a circuit is established between the mobile handset and the third party, which connection lasts for the duration of the call. By comparison, 3G networks allow devices to be "always on" because the networks are packet-based. We expect 3G networks to include such features as voice, high speed data communications and high bandwidth multimedia capabilities, and usability on a variety of different communications devices, such as cellular telephones and pagers, with the user having accessibility anywhere and at any time to these features.

     We cannot be sure what the rate of such convergence of voice and data networks will be, due to the dynamic and rapidly evolving nature of the communications business, the technology involved and the availability of capital. Consequently, market discontinuities and the resulting demand for IP-optimized networking solutions or 3G wireless networks may not materialize. Alternatively, the pace of that development may slow. It may also be the case that the market may develop in an unforeseen direction. Certain events, including the availability of new technologies or the evolution of other technologies, may occur which would affect the extent or timing of anticipated market demand, or increase demand for products based on other technologies, or reduce the demand for IP-optimized networking solutions or 3G wireless networks, which in turn may reduce purchases of our networking solutions by our customers, require increased expenditures to develop and market different technologies, or provide market opportunities for our competitors. Our performance may also be materially and adversely affected by a lack of growth in the rate of data traffic, a reduction in the use of the Internet or a reduction in the demand for IP-optimized networking solutions or 3G wireless networks in the future.


WE MAY BE MATERIALLY AND ADVERSELY AFFECTED BY CONTINUED REDUCTIONS IN SPENDING ON TELECOMMUNICATIONS INFRASTRUCTURE BY OUR CUSTOMERS.


     A continued slowdown in capital spending by service providers may affect our revenues more than we currently expect. Moreover, the significant slowdown in capital spending by service providers has created uncertainty as to market demand. As a result, revenues and operating results for a particular period can be difficult to predict. In addition, there can be no certainty as to the severity or duration of the current industry adjustment. Many of our traditional customers have already begun to invest in data networking and/or are in the process of transitioning from voice-only networks to networks which include data traffic. However, as a result of the recent changes in industry and market conditions, many of our customers have reduced their capital spending on telecommunications infrastructure. Our revenues and operating results have been and may continue to be materially and adversely affected by the continued reductions in capital spending on telecommunications infrastructure by our customers.


WE HAVE MADE, AND MAY CONTINUE TO MAKE, STRATEGIC ACQUISITIONS IN ORDER TO GROW OUR BUSINESS. IF WE ARE NOT SUCCESSFUL IN OPERATING OR INTEGRATING THESE ACQUISITIONS, OUR BUSINESS, RESULTS OF OPERATION, AND FINANCIAL CONDITION MAY BE MATERIALLY AND ADVERSELY AFFECTED.

         In order for us to take advantage of what we believe will be further growth in demand for IP-optimized networking solutions, we have made, and may continue to make, strategic acquisitions, which involve significant risks and uncertainties. These risks and uncertainties include:

     o the risk that the industry may develop in a different direction than anticipated and that the technologies we acquire do not prove to be those we need to be successful in the industry;

     o the risk that future valuations of acquired businesses may decrease from the market price we paid for these acquisitions;

     o the generation of insufficient revenues by acquired businesses to offset increased operating expenses associated with these acquisitions;

     o the potential difficulties in completing in-process research and development projects;

     o the potential difficulties in integrating new products, businesses and operations in an efficient and effective manner;

     o the risk that our customers or customers of the acquired businesses may defer purchase decisions as they evaluate the impact of the acquisitions on our future product strategy;

     o    the potential loss of key employees of the acquired businesses;

     o the risk that acquired businesses will divert the attention of our senior management from the operation of our business; and

     o the risks of entering new markets in which we have limited experience and where competitors may have a stronger market presence.


     Our inability to successfully operate and integrate newly-acquired businesses appropriately, effectively and in a timely manner could have a material adverse effect on our ability to take advantage of further growth in demand for IP-optimized network solutions and other advances in technology, as well as on our revenues, gross margins, and expenses.


WE OPERATE IN HIGHLY DYNAMIC AND VOLATILE INDUSTRIES CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES, EVOLVING INDUSTRY STANDARDS, FREQUENT NEW PRODUCT INTRODUCTIONS, AND SHORT PRODUCT LIFE CYCLES.

     The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. We expect our success to depend, in substantial part, on the timely and successful introduction of new products and upgrades, as well as cost reductions on current products to address the operational speed, bandwidth, efficiency, and cost requirements of our customers. Our success will also depend on our ability to comply with emerging industry standards, to operate with products of other suppliers, to address emerging market trends, to provide our customers with new revenue-generating opportunities and to compete with technological and product developments carried out by others. The development of new, technologically advanced products, including IP-optimized networking solutions and 3G wireless networks, is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. Investments in such development may result in expenses growing at a faster rate than revenues. We may not be successful in targeting new market opportunities, in developing and commercializing new products in a timely manner, or in achieving market acceptance for our new products.


     The success of new or enhanced products, including IP-optimized networking solutions and 3G wireless networks, depends on a number of other factors including the timely introduction of such products, market acceptance of new technologies and industry standards, competing product offerings, the pricing and marketing of such products, and the availability of funding for such networks. Products and technologies developed by our competitors may render our products obsolete. If we fail to respond in a timely and effective manner to unanticipated changes in one or more of the technologies affecting telecommunications and data networking, our ability to compete effectively in our industry, and our sales, market share, and customer relationships could be materially and adversely affected.


     In addition, unanticipated changes in market demand for products based on a specific technology, particularly lower than anticipated, or delays in, demand for IP-optimized networking solutions, particularly long-haul and metropolitan optical networking solutions, or 3G wireless networks, could have a material adverse effect on our business, results of operations, and financial condition if we fail to respond to such changes in a timely and effective manner.

WE FACE SIGNIFICANT COMPETITION AND MAY NOT BE ABLE TO MAINTAIN OUR MARKET SHARE AND MAY SUFFER FROM COMPETITIVE PRICING PRACTICES.


     We operate in a highly volatile industry that is characterized by vigorous competition for market share and rapid technological development. Competition is heightened in periods of slow overall market growth. These factors could result in aggressive pricing practices and growing competition from start-up companies, established competitors, as well as well-capitalized computer systems and communications companies, which, in turn, could have a material adverse effect on our gross margins.


     Our principal competitors are large telecommunications equipment suppliers such as Alcatel, Lucent Technologies Inc., Siemens Aktiengesellschaft, and Telefonaktiebolagat LM Ericsson, and data networking companies such as Cisco Systems, Inc. and Avaya Inc. Other principal competitors include providers of wireless networking equipment, such as Nokia Corporation and Motorola, Inc., and providers of optical networking equipment, including Fujitsu Limited, Marconi plc, CIENA Corporation and ONI Systems Corp. Since some of the markets in which we compete are characterized by the potential for rapid growth and, in certain cases, low barriers to entry and rapid technological changes, smaller, specialized companies and start-up ventures are now or may become principal competitors in the future. We may also face competition from the resale of used telecommunications equipment, including our own on occasion, by failed, downsized or consolidated high technology enterprises and telecommunications service providers. In addition, one way to maximize market growth, enhance existing products and introduce new products is through acquisitions of companies, where advisable. Our acquisitions of other companies may cause certain of our competitors to enter into additional business combinations, to accelerate product development, or to engage in aggressive price reductions or other competitive practices, creating even more powerful or aggressive competitors.


     We expect that we will face additional competition from existing competitors and from a number of companies that have entered or may enter our existing and future markets. Some of our current and potential competitors have greater marketing, technical and financial resources, including the ability to provide customer financing in connection with the sale of products. Many of our current and potential competitors have also established, or may in the future establish, relationships with our current and potential customers. Increased competition could result in price reductions, negatively affecting our operating results, reducing profit margins and potentially leading to a loss of market share.


WE FACE CERTAIN BARRIERS IN OUR EFFORTS TO EXPAND INTERNATIONALLY.

     We intend to continue to pursue international and emerging market growth opportunities. In many international markets, long-standing relationships between potential customers and their local service providers and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuing international opportunities may require significant investments for an extended period before we realize returns on such investments, if any, and such investments may result in expenses growing at a faster rate than revenues. Furthermore, such projects and investments could be adversely affected by:

     o reversals or delays in the opening of foreign markets to new competitors;

     o    trade protection measures;

     o    exchange controls;

     o    currency fluctuations;

     o    investment policies;

     o    restrictions on repatriation of cash;

     o    nationalization of local industry;

     o    economic, social and political risks;

     o    taxation;

     o    interest rates; and

     o    other factors, depending on the country involved.


     Difficulties in foreign financial markets and economies and of foreign financial institutions, particularly in emerging markets, could adversely affect demand from customers in the affected countries. An inability to maintain or expand our business in international and emerging markets could have a material adverse effect on our business, results of operations, and financial condition.

FLUCTUATING FOREIGN CURRENCIES MAY NEGATIVELY IMPACT OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION.


     As an increasing proportion of our business may be denominated in currencies other than United States dollars, fluctuations in foreign currencies may have an impact on our business, results of operations, and financial condition. Our primary currency exposures are to Canadian dollars, United Kingdom pounds, and the Euro. These exposures may change over time as we change the geographic mix of our global business and as our business practices evolve. For instance, if we increase our presence in emerging markets, we may see an increase in our exposure to such emerging market currencies, such as, for example, the Chinese renminbi. These currencies may be affected by internal factors, and external developments in other countries, all of which can have an adverse impact on a country's currency. We cannot predict whether foreign exchange losses will be incurred in the future, and significant foreign exchange fluctuations may have a material adverse effect on our results of operations.


WE MAY BECOME INVOLVED IN DISPUTES REGARDING INTELLECTUAL PROPERTY RIGHTS THAT COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS IF WE DO NOT PREVAIL.

     Our industry is subject to uncertainty over adoption of industry standards and protection of intellectual property rights. Our success is dependent on our proprietary technology, which we rely on patent, copyright, trademark and trade secret laws to protect. While our business is global in nature, the level of protection of our proprietary technology provided by such laws varies by country. Our issued patents may be challenged, invalidated, or circumvented, and our rights under issued patents may not provide us with competitive advantages. Patents may not be issued from pending applications, and claims in patents issued in the future may not be sufficiently broad to protect our proprietary technology. In addition, claims of intellectual property infringement or trade secret misappropriation may be asserted against us or our customers in connection with their use of our products, and the outcome of any such claims are uncertain. A failure by us to react to changing industry standards, the lack of broadly-accepted industry standards, successful claims of intellectual property infringement or other intellectual property claims against us or our customers, or a failure by us to protect our proprietary technology, could have a material adverse effect on our business, results of operations, and financial condition. In addition, if others infringe on our intellectual property rights, we may not be able to successfully contest such challenges.

RATIONALIZATION AND CONSOLIDATION IN THE TELECOMMUNICATIONS INDUSTRY MAY CAUSE US TO EXPERIENCE A LOSS OF CUSTOMERS.


     The telecommunications industry has experienced the consolidation and rationalization of industry participants and we expect this trend to continue. There have been adverse changes in the public and private equity and debt markets for telecommunications industry participants which have affected their ability to obtain financing or to fund capital expenditures. Some operators have experienced financial difficulty and have, or may, file for bankruptcy protection or be acquired by other operators. Other operators may merge and we and one or more of our competitors may each supply products to the companies that have merged or will merge. This rationalization/consolidation could result in our dependence on a smaller number of customers, purchasing decision delays by the merged companies and/or our playing a lesser role, or no longer playing a role, in the supply of communications products to the merged companies. In addition, telecommunications equipment suppliers may enter into business combinations, or may be acquired by or sell a substantial portion of their assets to other competitors, resulting in accelerated product development, increased financial strength, or a broader base of customers, creating even more powerful or aggressive competitors. We may also see rationalization among equipment suppliers. The business failures of operators, competitors or suppliers may cause uncertainty among investors and in the telecommunications market generally.


CHANGES IN REGULATION OF THE INTERNET MAY AFFECT THE MANNER IN WHICH WE CONDUCT OUR BUSINESS AND MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION.


         There are currently few domestic or international laws or regulations that apply directly to access to or commerce on the Internet. We could be materially and adversely affected by regulation of the Internet in any country where we operate in respect of such technologies as voice over the Internet, encryption technology and access charges for Internet service providers. We could also be materially and adversely affected by increased competition as a result of the continuing deregulation of the telecommunications industry. If a jurisdiction in which we operate adopts measures which affect the regulation of the Internet or the deregulation of the telecommunications industry, we could experience both decreased demand for our products and increased costs of selling such products. Changes in laws or regulations governing the Internet and Internet commerce could have a material adverse effect on our business, results of operations, and financial condition.


WE HAVE PROVIDED AND MAY CONTINUE TO PROVIDE SIGNIFICANT FINANCING TO OUR CUSTOMERS. THE CURRENT DOWNTURN IN THE ECONOMY INCREASES OUR EXPOSURE TO OUR CUSTOMERS' CREDIT RISK AND THE RISK THAT OUR CUSTOMERS WILL NOT BE ABLE TO FULFILL THEIR PAYMENT OBLIGATIONS.

     The competitive environment in which we operate has required us in the past, and we expect may continue to require us in the future, to provide significant amounts of medium-term and long-term customer financing.

Customer financing arrangements include financing in connection with the sale of our products and services, funding for certain non-product and service costs associated with network installation and integration, financing for working capital and equity financing. We may provide customer financing in the future for such customer requirements as turnkey construction of new networks, particularly for 3G wireless operators. If we do, we may be required to directly support a significantly greater amount of such financings than in the past, when we were able to place a large amount of our customer financing obligations with third-party lenders.


     We expect to continue to hold certain current customer financing obligations for longer periods prior to any possible placement with third-party lenders, due to, among other factors, recent economic uncertainty in various countries, current conditions in the capital and credit markets, adverse changes in the credit ratings of our customers or ourselves, and reduced demand for telecommunications financing in capital and bank markets. In addition, risks generally associated with customer financing, including the risks associated with new technologies, new network construction, market demand and competition, customer business plan viability and funding risks, may require us to hold certain customer financing obligations over a longer term. We may not be able to place any of our current or future customer financing obligations with third-party lenders on acceptable terms.

     Recently, certain of our customers, including a number of competitive local exchange carriers, have been experiencing financial difficulties, and during the third and fourth quarters of 2001, we noted the amount of customer financing with respect to which customers who have failed to meet their financing obligations had increased. If there is further increase in the failure of our customers to meet their customer financing obligations to us, we could incur losses in excess of our provisions, which could have a material adverse effect on our cash flow and operating results.


NEGATIVE DEVELOPMENTS ASSOCIATED WITH OUR SUPPLY AND OUTSOURCING CONTRACTS AND TURNKEY ARRANGEMENTS MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS OPERATIONS.


     We have entered into supply contracts with customers for products and services, which in some cases involve new technologies currently being developed, or which we have not yet commercially deployed, or which require us to build and operate networks on a turnkey basis. We have also entered into network outsourcing contracts with customers to operate their networks. Some of these supply and network outsourcing contracts contain delivery and installation timetables, performance criteria and other contractual obligations which, if not met, could result in our having to pay substantial penalties or liquidated damages, the termination of the related supply or network outsourcing contract, and/or the reduction of shared revenues under a turnkey arrangement, in certain circumstances. Unexpected developments in these supply and outsourcing contracts could have a material adverse effect on our revenues, cash flows, and relationships with our customers.


OUR BUSINESS MAY SUFFER IF THE COST OR SUPPLY OF MATERIALS OR EQUIPMENT CHANGES ADVERSELY.

     Our ability to meet customer demand is, in part, dependent on us obtaining timely and adequate component parts from suppliers and internal manufacturing capacity. We work closely with our suppliers to meet increases in customer demand, when needed, and also manage our internal manufacturing capacity and inventory levels as required. However, we may encounter component shortages in the future. In addition, our component and manufacturing services suppliers have experienced, and may continue to experience, a consolidation in the industry, which may result in fewer sources of components and greater exposure to the financial stability of our suppliers. Also, inventory purchases and commitments are based upon future sales forecasts. If inventory levels are higher than required to meet actual sales levels, obsolescence charges and loss of cost savings on future inventory purchases may result, adversely affecting our gross margins.

     In addition, if product demand is less than our commitments to suppliers, we may need to renegotiate our commitment levels on terms less favorable to us. A reduction or interruption in component supply or external manufacturing capacity, a significant increase in the price of one or more components, our inability to renegotiate supplier commitment levels, if necessary, or excessive inventory levels could materially and negatively affect our gross margins and our operating results.

OUR BUSINESS MAY SUFFER IF STRATEGIC ALLIANCES WHICH WE HAVE ENTERED INTO ARE NOT SUCCESSFUL.


     We have entered into a number of strategic alliances with suppliers, developers, and members in our industry to facilitate product compatibility, encourage adoption of industry standards, or to offer complementary product or service offerings to meet customer needs. In some cases, the companies with which we have strategic alliances also compete against us in some of our business areas. If a member of a strategic alliance fails to perform its obligations, if the relationship fails to develop as expected, or if the relationship is terminated, we could experience delays in product availability or impairment of our relationships with our customers.



THE ADVERSE RESOLUTION OF LITIGATION AGAINST US COULD NEGATIVELY IMPACT OUR BUSINESS.

     We are currently a defendant in numerous class actions and other lawsuits, including lawsuits initiated on behalf of holders of our common shares which seek damages of material and indeterminate amounts, as well as lawsuits in the normal course of business. We are and may in the future be subject to other litigation arising in the normal course of our business. Litigation may be time consuming, expensive, and distracting from the conduct of our business, and the outcome of litigation is difficult to predict. The adverse resolution of any specific lawsuit could have a material adverse effect on our business, results of operations, and financial condition.


                         RISKS RELATED TO THIS OFFERING


AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP AND YOU MAY NOT BE ABLE TO SELL THE NOTES.

     Application has been made for listing of the notes (and the related guarantee) on the New York Stock Exchange. However, an active trading market for the notes may not develop, any such market may not be liquid or sustainable, the price of the notes may fluctuate and holders may not be able to sell their notes at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common shares, and the market for similar securities.

WE ARE A HOLDING COMPANY AND HAVE NO INDEPENDENT MEANS OF PRODUCING INCOME, SO WE ARE DEPENDENT ON OUR SUBSIDIARIES TO GENERATE THE FUNDS NECESSARY TO MEET OUR OBLIGATIONS.


     As a holding company, we are dependent on the earnings and cash flows of, and dividends, distributions, loans or advances from, our subsidiaries, including our principal operating subsidiary, Nortel Networks Limited, to generate the funds necessary to meet our obligations, including the payment of principal of, or premium, if any, and interest on, the notes. Any payment of dividends, distributions, loans or advances by our subsidiaries to us may be subject to statutory or contractual restrictions. Nortel Networks Limited and its principal subsidiary, Nortel Networks Inc., are each party to credit facilities which contain restrictions on the payment of dividends, distributions, loans or advances to us. Pursuant to the provisions of the Series 5 and Series 7 preferred shares of Nortel Networks Limited, Nortel Networks Limited may not pay any cash dividends on any shares of Nortel Networks Limited ranking junior to the Series 5 and Series 7 preferred shares, respectively, unless all dividends on such preferred shares have been declared and paid or set apart for payment. The Canada Business Corporations Act, under which Nortel Networks Limited is incorporated, contains provisions restricting the declaration and payment of dividends where there are reasonable grounds for believing that the corporation is, or after the payment of the dividend would be, unable to meet certain solvency tests set forth in the legislation.


     Further, certain of our material subsidiaries may be subject to restrictions imposed by the laws or statutes of the jurisdictions of their incorporation on their ability to pay dividends or make distributions, loans or advances to us or Nortel Networks Limited. These statutory restrictions could prevent us and Nortel Networks Limited from obtaining the funds necessary to satisfy our obligations to pay interest on or repay our indebtedness, including the notes.

IN CASE OF A LIQUIDATION OR REORGANIZATION OF OUR SUBSIDIARIES, THE NOTES WILL BE EFFECTIVELY SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OBLIGATIONS OF OUR SUBSIDIARIES.

     Because each of our subsidiaries is a separate and distinct legal entity, any right we have to receive any of its assets upon liquidation or reorganization, and the consequent right of the holders of the notes to participate in the distribution of, or to realize proceeds from, those assets, would be effectively subordinated to the claims of its creditors, including subordinated debt, and the holders of any preference shares issued by our subsidiaries. However, because the notes are guaranteed by Nortel Networks Limited, the notes and the related guarantee rank equal to Nortel Networks Limited's senior unsecured debt and the holders of the notes would be able to participate in any distribution of assets of Nortel Networks Limited as if they were holders of senior unsecured debt of Nortel Networks Limited, subject to insolvency or similar laws of Canada. As of September 30, 2001, we had approximately $5.1 billion of total consolidated indebtedness, including the notes, and had approximately $4.5 billion of senior unsecured debt, including the notes. As of September 30, 2001, Nortel Networks Limited had approximately $3.3 billion of total consolidated indebtedness, and had approximately $2.7 billion of senior unsecured debt, which would be effectively equal in rank to the notes. As set forth in Note 11 to our audited consolidated financial statements for the three years ended December 31, 2000 included in our Form 8-K filed on August 8, 2001, the amount of our long-term debt payable (excluding obligations under capital leases) at December 31, 2000 for the years 2001 through 2005 was $424 million, $367 million, $264 million, $25 million and nil, respectively. In addition, we anticipate that the amount of our long-term debt payable (excluding obligations under capital leases) for the year 2006 will be approximately $1.7 billion, which includes our issuance in February 2001 of $1.5 billion of our 6.125% Senior Notes due 2006. We anticipate that, based on our current capitalization, it may be necessary to refinance all or a significant portion of our long-term debt payable in 2006 as such indebtedness matures. With respect to earlier years, we plan to evaluate our cash position at the time such indebtedness becomes payable to determine whether to refinance such indebtedness or to repay such indebtedness from our cash resources.

     The notes and the guarantee will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness. Neither we nor Nortel Networks Limited has any material secured indebtedness outstanding as of September 30, 2001. The notes do not restrict the ability of Nortel Networks Limited or any of our other subsidiaries to incur additional liabilities, including indebtedness, or issue preference shares. In addition, if Nortel Networks Limited's U.S. senior unsecured long-term debt rating falls below investment grade, certain of our credit facilities would be secured by substantially all of our assets and those of our subsidiaries, including Nortel Networks Limited, for as long as Nortel Networks Limited's U.S. senior unsecured long-term debt rating remains below investment grade. For more information, we refer you to our discussion under "-- Our business may be materially and adversely affected by increased level of debt" above.


OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE AND THIS VOLATILITY COULD AFFECT THE TRADING OF THE NOTES.

     Our common shares have experienced, and may continue to experience, substantial price volatility, including decreases, particularly as a result of variations between our actual or anticipated financial results and the published expectations of analysts and as a result of announcements by our competitors and us. In addition, the stock markets have experienced extreme price fluctuations that have affected the market price of many technology companies in particular. These price fluctuations have in some cases been unrelated to the operating performance of these companies. A major decline in the capital markets generally, or in the market price of our common shares or other securities, may negatively impact our ability to make future strategic acquisitions, raise capital, issue debt, or retain employees. These factors, as well as general economic and political conditions, may in turn have a material adverse effect on the market price of our common shares. For historical data on the price of our common shares, we refer you to "Price Range of Common Shares of Nortel Networks Corporation."

YOUR RIGHTS UNDER THE INDENTURE, INCLUDING YOUR ABILITY TO ENFORCE THE GUARANTEE BY NORTEL NETWORKS LIMITED, MAY BE IMPAIRED UNDER INSOLVENCY OR SIMILAR LAWS OF CANADA.

     We and Nortel Networks Limited, our subsidiary guarantor, are incorporated under the laws of Canada. Therefore, any insolvency proceedings by or against us or Nortel Networks Limited would likely be based on Canadian insolvency laws. An insolvency proceeding by or against us or Nortel Networks Limited may result in the setting aside of the guarantee by Nortel Networks Limited if it is determined to be as a fraudulent preference. The Nortel Networks Limited guarantee could also be challenged under applicable Canadian provincial creditor protection laws.

     We believe that the Nortel Networks Limited guarantee would survive any challenge under applicable Canadian federal or provincial insolvency or creditor protection laws given that, among other things, Nortel Networks Limited was not insolvent, nor on the eve of insolvency, when the guarantee was given and the guarantee formed part of an ordinary commercial transaction.

     Furthermore, under the terms of the indenture under which the notes were issued, if an event of default (as defined in the indenture) occurs and is continuing, the repayment of all amounts outstanding on the notes can only be accelerated by written notice to us given by the trustee (under the indenture) or by the holders of at least 25% in aggregate principal amount of the then outstanding notes. If the event of default involves our or Nortel Networks

Limited's bankruptcy or insolvency, court approval may be required under Canadian insolvency laws in order to provide the required written notice of acceleration, which would delay the ability of holders of the notes to exercise their rights under the indenture.

OUR ABILITY TO REPURCHASE THE NOTES FOR CASH UPON A CHANGE OF CONTROL IS LIMITED AND HOLDERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENT.

     Upon the occurrence of a change of control, we will be required to offer to repurchase the notes. We have the option to repurchase the notes with cash or our common shares or a combination of cash and our common shares. If a change in control occurs, we may not have sufficient funds to pay the repurchase price in cash for all notes tendered by the holders of the notes. In addition, the terms of our existing or future credit or other agreements relating to indebtedness, including secured debt, may prohibit us from purchasing, with cash or our common shares, any notes and may also provide that a change of control would constitute an event of default under such agreements. If a change of control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes and an event of default would occur on the notes. The occurrence of an event of default under the notes could lead to the acceleration of all amounts outstanding on the notes, and may also trigger cross-default provisions, resulting in the acceleration of our other indebtedness. These events in turn could materially and adversely affect our share price as well as our ability to continue our operations.

YOU MAY FACE DIFFICULTIES IN THE ENFORCEMENT OF CERTAIN CIVIL LIABILITIES BECAUSE WE AND NORTEL NETWORKS LIMITED ARE INCORPORATED IN CANADA.

     A substantial portion of our and Nortel Networks Limited's assets are located in Canada and a majority of our and Nortel Networks Limited's directors and executive officers are residents of Canada. As a result, it may be difficult to effect service of process within the United States of America upon us, Nortel Networks Limited or upon such directors and executive officers. Execution by United States courts of any judgment obtained against us or Nortel Networks Limited or any such person in United States courts would be limited to our, Nortel Networks Limited's or such person's assets in the United States. Nicholas
J. DeRoma, the Chief Legal Officer of us and Nortel Networks Limited, has advised that there is doubt as to the enforceability in Canada of United States judgments or of liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents that are incorporated by reference contain forward-looking statements about Nortel Networks Corporation and/or Nortel Networks Limited which we believe are covered by the United States Private Securities Litigation Reform Act of 1995. Statements in this prospectus and the documents that are incorporated by reference that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the United States Securities Exchange Act of 1934, as amended, or Exchange Act, and Section 27A of the Securities Act. In particular, when we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our and Nortel Networks Limited's Annual Report on Form 10-K and under the same or similar headings in our and Nortel Networks Limited's Quarterly Reports on Form 10-Q. Forward-looking statements may also be found in our and Nortel Networks Limited's Current Reports on Form 8-K.

     The actual results, performance or achievement by us or Nortel Networks Limited could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, we cannot assure you that any of the events anticipated by the forward-looking statements will occur, or if they do, what impact they will have on our business, results of operations, and financial condition or those of Nortel Networks Limited.

     In addition, the risk factors stated in this prospectus may be amended, superseded or supplemented by future risk factor disclosure found under the heading "Forward-looking Statements" or analogous sections in Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations in our and Nortel Networks Limited's future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which will be incorporated by reference herein when filed.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges computed under U.S. generally accepted accounting principles, or U.S. GAAP, for us and Nortel Networks Limited for the periods indicated below. In light of the arrangement, the ratios of earnings to fixed charges for Nortel Networks Corporation for the years ended December 31, 1999, 1998, 1997 and 1996 represent the financial position, results of operations and cash flows of Nortel Networks Corporation as if Nortel Networks Limited and Nortel Networks Corporation had historically been the same entity. See "Prospectus Summary - Our Corporate Structure" on page 1. The following table should be read in conjunction with our historical audited financial statements as filed with the Commission, our audited condensed consolidated financial statements contained in our Form 8-K dated August 8, 2001 and the audited consolidated financial statements of Nortel Networks Limited contained in its Form 8-K dated August 8, 2001, which give effect to the discontinuation of certain businesses, workforce reductions and facilities closures related to our business streamlining activities, include a statement regarding the computation of these ratios and are incorporated by reference in this prospectus. Our unaudited consolidated financial statements are contained in our Form 10-Q for the quarter ended September 30, 2001 and the unaudited consolidated financial statements of Nortel Networks Limited are contained in its Form 10-Q for the quarter ended September 30, 2001, each of which is incorporated in its entirety by reference in this prospectus.

     Earnings for purposes of the ratios consist of consolidated pre-tax earnings or losses from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees, plus:

     o    fixed charges;
     o    amortization of capitalized interest;
     o    distributed income of equity investees; and
     o our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

     less:

     o    interest capitalized;
     o in the case of Nortel Networks Limited, preference security dividend requirements of consolidated subsidiaries; and
     o the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

     Fixed charges for this purpose consist of:

     o    interest expensed and capitalized;
     o amortized premiums, discounts and capitalized expenses related to indebtedness;
     o one-third of rental expenses on operating leases, deemed to be representative of interest expenses; and
     o preference security dividend requirements of consolidated subsidiaries.


                       NORTEL NETWORKS CORPORATION                                 NORTEL NETWORKS LIMITED
---------------------------------------------------------------------------  -----------------------------------
                                                               NINE MONTHS         YEAR          NINE MONTHS
                                                                  ENDED           ENDED             ENDED
                YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,    DECEMBER 31,     SEPTEMBER 30,
--------------------------------------------------------      -------------    ------------     -------------
1996         1997         1998          1999        2000          2001             2000              2001
----         ----        -----          ----       -----         -----             ----             ------

4.4          5.7         - (1)          1.9        - (2)         - (3)             2.1              - (4)


--------------
(1) The earnings of Nortel Networks Corporation calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the year ended December 31, 1998 by $13.4 million.

(2) The earnings of Nortel Networks Corporation calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the year ended December 31, 2000 by $1,694.7 million.

(3) The earnings of Nortel Networks Corporation calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the nine months ended September 30, 2001 by $25,200 million.

(4) The earnings of Nortel Networks Limited calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the nine months ended September 30, 2001 by $12,545 million.

                                 USE OF PROCEEDS


     We will not receive any proceeds from any sale of the notes or the underlying common shares by a selling securityholder. See "Plan of Distribution" on page 73.


                 DIVIDEND POLICY OF NORTEL NETWORKS CORPORATION

     We announced on June 15, 2001 that we were discontinuing our common share dividend. We do not expect to pay cash dividends on our common shares in the foreseeable future.

           PRICE RANGE OF COMMON SHARES OF NORTEL NETWORKS CORPORATION


     Our common shares are traded on the New York Stock Exchange and The Toronto Stock Exchange. The following table sets forth the range of high and low sales prices of trading in our common shares on the New York Stock Exchange composite tape for the periods indicated (adjusted for stock splits, stock dividends and the impact of the arrangement). The closing price of our common shares on the New York Stock Exchange was $7.25 on January 16, 2002.


     Past performance is not necessarily indicative of future price performance. You should obtain current market quotations for our common shares.


                                                            HIGH         LOW
                                                          --------    --------
                                                            (in U.S. dollars)
1999   First Quarter...................................   $ 15.936    $ 12.531
       Second Quarter..................................     22.000      15.360
       Third Quarter...................................     25.938      19.906
       Fourth Quarter..................................     55.000      24.781
2000   First Quarter...................................     72.095      37.750
       Second Quarter..................................     71.250      44.375
       Third Quarter...................................     89.000      57.970
       Fourth Quarter..................................     70.000      30.000
2001   First Quarter...................................     40.500      13.100
       Second Quarter..................................     18.500       7.620
       Third Quarter ..................................      9.360       4.760
       Fourth Quarter .................................      9.050       4.900
2002   First Quarter (through January 16, 2002) .......      8.771       7.250

                   DESCRIPTION OF THE NOTES AND THE GUARANTEE

     We issued the notes under an indenture dated as of August 15, 2001 between us, Nortel Networks Limited, as guarantor, and Bankers Trust Company, as trustee. The following is a summary of the material provisions of the indenture and does not purport to be complete. Reference should be made to all provisions of the indenture, including the definitions of certain terms contained therein. We urge you to read the indenture that has been filed as an exhibit to the registration statement of which this prospectus is a part.

     As used in this section, the terms "we," "us" and "our" refer to Nortel Networks Corporation, but not any of our current or future subsidiaries, unless the context requires otherwise.

GENERAL

     The notes are our general unsecured senior obligations, will mature on September 1, 2008, and are limited to an aggregate principal amount of $1,800,000,000. The notes are issuable in denominations of $1,000 and integral multiples of $1,000 in fully registered form. Transfers of the notes are registrable without charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such exchanges or transfers.

     The notes accrue interest at a rate of 4.25% per annum from August 15, 2001, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest is payable semi-annually in arrears on March 1 and September 1 of each year, beginning March 1, 2002. Interest will be paid to the person in whose name a note is registered at the close of business on the February 15 or August 15 (which we refer to as the "record dates") immediately preceding the relevant interest payment date. However, in the case of a note or portion of a note called for redemption during the period from a record date to the next succeeding interest payment date, accrued interest as of the redemption date will be payable to the holder of the note or portion of a note redeemed. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The yearly rate of interest that is equivalent to the rate payable under the notes is the rate payable multiplied by the actual number of days in the year and divided by 360 and is disclosed herein solely for purposes of providing the disclosure required by the Interest Act (Canada).

     The notes are fully and unconditionally guaranteed by Nortel Networks Limited, our principal direct operating subsidiary. If, for any reason, we do not make any payments of principal of, or premium, if any, and interest on, the notes when due, whether at maturity, upon redemption or by acceleration or otherwise, Nortel Networks Limited will cause the payment to be made to or to the order of the trustee. The guarantee is a direct, unconditional, unsecured and unsubordinated obligation of Nortel Networks Limited and will rank equally with other unsubordinated unsecured obligations of Nortel Networks Limited, except to the extent prescribed by law. The holder of a note is entitled to payment under the guarantee without taking any action whatsoever against us. We refer you to "Risk Factors - Your rights under the indenture, including your ability to enforce the guarantee by Nortel Networks Limited, may be impaired under insolvency or similar laws of Canada" on page 14 and "-- You may face difficulties in the enforcement of certain civil liabilities because we and Nortel Networks Limited are incorporated in Canada" on page 15.

     Principal of, or premium, if any, and interest on, the notes will be payable at the office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

CONVERSION

     The holders of notes are entitled at any time on or before the close of business on the last trading day on the New York Stock Exchange prior to the maturity date of the notes, subject to prior redemption or repurchase, to convert any notes or portions thereof (in denominations of $1,000 or integral multiples of $1,000) into our common shares, at the conversion price of $10 per share, subject to adjustment as described below. We are not required to issue fractional common shares upon conversion of notes and, in lieu of such fractional shares, we will pay a cash adjustment based upon the market price of our common shares on the New York Stock Exchange on the last trading day prior to the date of conversion.

     Except as described below, we will not make any payment or other adjustment on conversion of any notes for interest accrued on such notes or for dividends on any common shares issued. If notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (unless the notes have been called for redemption or have been tendered for repurchase under a change of control offer (as defined below) during the period from the close of business on a record date and ending on the opening of business on the first business date after the next interest payment date, in which case such notes need not be accompanied by such funds). In other words, unless the exception in the preceding sentence applies, if you surrender notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date preceding the date of conversion to the date of conversion, or for any later period.

     In the case of notes called for redemption, conversion rights will expire at the close of business on the trading day of the New York Stock Exchange preceding the date fixed for redemption, and in the case of notes tendered pursuant to a change of control offer (as defined below), conversion rights will expire at the close of business on the date specified for termination of the change of control offer, unless in each case we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date such default is cured.

     The right of conversion attaching to any note may be exercised by the holder by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. Such notice of conversion can be obtained from the trustee. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to the Depository Trust Company, or DTC, the appropriate instruction form for conversion pursuant to DTC's conversion program. The conversion date will be the date on which the note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of our common shares on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of our common shares in a name other than the holder of the note. Certificates representing our common shares will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

     The conversion price is subject to adjustment (under formulae set forth in the indenture) in certain events, including:

     (i) the issuance of our common shares as a dividend or distribution to all holders of our common shares;

     (ii)  the subdivision or consolidation of our outstanding common shares;

     (iii) the issuance to all or substantially all holders of our common shares of rights or warrants entitling them for a period of not more than 60 days to subscribe for or to purchase our common shares at a price per share, or securities convertible into our common shares that have a conversion price per share, less than the current market price (as defined in the indenture), provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

     (iv) the dividend or other distribution to all holders of our common shares of our capital stock (other than our common shares) or evidences of our indebtedness or other non-cash assets, including securities, but excluding:

          o those rights, warrants, dividends and distributions referred in clause (i) or (iii) above;

          o rights distributed to all holders of our common shares pursuant to a shareholder rights plan; or

          o    distributions paid exclusively in cash;

     (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause
          (iv) or cash distributed upon an amalgamation, merger, share exchange, consolidation or combination to which the succeeding paragraph applies) to all holders of our common shares to the extent such distributions, combined together with:

          o all such all-cash distributions made within the preceding 12 months in respect of which no conversion adjustment has been made; and

          o any cash and the fair market value of other consideration payable in respect of any tender offers (within the meaning of U.S. federal securities laws) by us or any of our subsidiaries for our common shares concluded within the preceding 12 months in respect of which no conversion price adjustment has been made, exceeds 15% of our market capitalization (being the product of the then current market price of our common shares on the New York Stock Exchange times the number of our common shares then outstanding) on the record date for such distribution; and

     (vi) the purchase of our common shares pursuant to a tender offer (within the meaning of U.S. federal securities laws) made by us or any of our subsidiaries to the extent that the aggregate consideration, together with:

          o any cash and the fair market value of any other consideration payable in any other tender offer made by us or one of our subsidiaries expiring within the 12 months preceding such tender offer in respect of which no conversion price adjustment has been made; and

          o the aggregate amount of all-cash distributions referred to in clause (v) above to all holders of our common shares within the 12 months preceding the expiration of such tender offer in respect of which no conversion price adjustments have been made, exceeds 15% of our market capitalization (calculated as described above) on the expiration of such tender offer.

     We may, instead of making any required adjustment in the conversion price under clauses (iv) or (v), make proper provision so that each holder of notes who converts a note shall be entitled to receive upon conversion, in addition to our common shares, the amount and kind of distributions that the holder would have been entitled to receive if the holder had converted the note immediately prior to the date fixed for determining the shareholders entitled to receive the distribution; provided, however, that if, prior to the date that is five years from the date of closing of the sale of the notes to the initial purchasers (which occurred on August 15, 2001), holders of notes would otherwise be entitled to receive, upon conversion of the notes, any property (including cash) or securities that would not constitute "prescribed securities" for the purpose of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada), or Tax Act (which we refer to as the "ineligible consideration"), pursuant to the operation of the foregoing provisions, such holders shall not be entitled to receive such ineligible consideration but we or our successor, as the case may be, shall have the right (at the sole option of us or our successor, as the case may be) to deliver either such ineligible consideration or "prescribed securities" with a market value comparable to such ineligible consideration.

     In the case of:

          o    any reclassification or change of our common shares;

          o an amalgamation, merger, consolidation, share exchange or combination involving us; or

          o a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety;

in each case as a result of which holders of our common shares will be entitled to receive shares of stock, other securities, other property or assets (including cash) with respect to or in exchange for our common shares, except as described in the succeeding paragraph, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property (including cash) or assets, which they would have owned or been entitled to receive upon such reclassification, change, amalgamation, merger, consolidation, share exchange, combination, sale or conveyance had such notes been converted into our common shares immediately prior to such reclassification, change, amalgamation, merger, consolidation, share exchange, combination, sale or conveyance (assuming, in a case in which our shareholders may exercise rights of election, that a holder of notes would not have exercised any rights of election as to the shares of stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares); provided, however, that if, prior to the date that is five years from the date of closing of the sale of the notes to the initial purchasers (which occurred on August 15, 2001), holders of notes would otherwise be entitled to receive, upon conversion of the notes, ineligible consideration pursuant to the operation of the foregoing provision, such holders shall not be entitled to receive such ineligible consideration but we or our successor, as the case may be, shall have the right (at the sole option of us or our successor, as the case may be) to deliver either such ineligible consideration or "prescribed securities" with a market value comparable to such ineligible consideration.


     In the event of a taxable distribution to holders of our common shares, or other transaction, that results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. We refer you to "Certain United States Federal Income Tax Considerations" on page 38.


     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% of the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common shares or any securities convertible into or exchangeable or exercisable for our common shares or carrying the right to purchase any of the foregoing.

ADDITIONAL AMOUNTS

     All payments made by us or Nortel Networks Limited under or in respect of the notes or the guarantee will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof, or by any authority or agency therein or thereof having power to tax, all of which we refer to as "taxes", unless we are required to withhold or deduct taxes by law or by the interpretation or administration thereof by the relevant governmental authority. If we are required to withhold or deduct any amount for or on account of taxes from any payment made under or in respect of the notes, we will pay such additional amounts, which we refer to as "additional amounts", as may be necessary so that the net amount received by each holder of a note (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if such taxes had not been withheld or deducted. However, no additional amounts will be payable with respect to a payment made to a holder of a note, which we refer to as an "excluded holder", in respect of a beneficial owner, (i) with which we do not deal at arm's length (within the meaning of the Tax Act) at the time of making such payment, (ii) which is subject to such taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the holder's activity in connection with purchasing the notes, the mere holding of notes or the receipt of payments thereunder or (iii) who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party complies with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority. We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made. We will indemnify and hold harmless each holder of notes (other than an excluded holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes or the guarantee, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder's net income or capital.

     At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if we are obligated to pay additional amounts with respect to such payment, we will deliver to the trustee an officers' certificate stating the fact that such additional amounts will be payable, and the amounts so payable, and will set forth such other information necessary to enable the trustee to pay such additional amounts to holders of the notes on the payment date. With respect to references in this prospectus to the payment of principal of, or premium, if any, and interest on, any note, such reference shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

OFFER TO REPURCHASE UPON A CHANGE OF CONTROL

     Upon the occurrence of a change of control, we will be required to make an offer to repurchase your notes pursuant to the offer described below, which we refer to as the "change of control offer," at a purchase price equal to 100% of their aggregate principal amount, which we refer to as the "change of control payment," payable at our option in cash or our common shares or any combination thereof, plus accrued and unpaid interest on such notes in cash to but not including the date of repurchase.

     Within 30 days following a change of control, we will mail a notice to the trustee and each holder describing:

          o    the transaction(s) that constitute the change of control;

          o the procedures required by the indenture to tender notes into the offer to repurchase the notes; and

          o whether we intend to make the change of control payment in the form of cash, our common shares or a combination thereof and the percentage of each.


     We refer you to " - Election to Pay Change of Control Payment in Our Common Shares" below on page 26.


     We will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws and regulations, including Canadian securities law with respect to Canadian holders, to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     On the date specified for termination of the change of control offer, we will, to the extent lawful:

          o accept for payment all notes or portions thereof properly tendered pursuant to the change of control offer;

          o deposit with the paying agent, at our option, an amount in cash or a number of our common shares, or a combination of cash and a number of our common shares, equal to the change of control payment, and an amount in cash equal to accrued and unpaid interest in respect of all notes or portions thereof so tendered; and

          o deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

     On the change of control payment date, the paying agent will promptly mail to each holder of notes so accepted the change of control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

     The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us or Nortel Networks Limited that may adversely affect holders.

     Our obligation to make an offer to repurchase notes as a result of a change of control could have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of us unless arrangements have been made to enable us to repurchase all the notes at the change of control payment date. Consequently, this obligation may render it more difficult or discourage an amalgamation, merger, consolidation, take-over bid or tender offer (even if such transaction is supported by our board of directors or is favorable to the shareholders) and/or the assumption of control by a holder of a large block of our voting shares. The obligation under the indenture to make the repurchase offer in the event of a change of control, however, was not the result of management's knowledge of any specific effort to accumulate our common shares or to obtain control of us by means of an amalgamation, merger, consolidation, take-over bid, tender offer, solicitation or otherwise. Instead, such obligation is a term contained in other similar debt offerings and the terms of such feature resulted from negotiations between us and the initial purchasers of the notes.

     Except as described above with respect to a change of control, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on amalgamations, mergers and consolidations described below, we, our management or our subsidiaries could in the future enter into certain transactions, including refinancings, certain recapitalizations, acquisitions, a sale of all or substantially all assets, liquidation or similar transactions, that would not constitute a change of control under the indenture, but that would increase the amount of indebtedness outstanding at such time or substantially reduce or eliminate our assets.

     A "change of control" will be deemed to have occurred if any of the following occurs:

          o any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange
               Act) of shares representing more than 66 2/3% (or such lesser percentage required from time to time under our articles or the Canada Business Corporations Act to elect our directors) of the combined voting power of our then outstanding voting shares, or any "person" or "group" (as defined above) other than us or any of our subsidiaries related to us becomes the "beneficial owner" (as defined above) of shares representing more than a majority of the combined voting power of the then outstanding voting shares of Nortel Networks Limited;

          o we amalgamate or consolidate with or merge, or Nortel Networks Limited amalgamates or consolidates with or merges, into any other corporation or any other corporation merges into us or Nortel Networks Limited, or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or Nortel Networks Limited sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, unless (i) we or our shareholders immediately before any such transaction own, directly or indirectly, at least a majority of the combined voting power of the then outstanding voting shares of the corporation resulting from such transaction or of the transferee corporation, as the case may be, or (ii) the transaction solely involves us, Nortel Networks Limited or any of our subsidiaries; or

          o    we are dissolved or liquidated.

However, a change of control will not be deemed to have occurred if:

          o the sale price (as defined below) per share of our common shares for any five trading days within the period of ten consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control (in the case of a change of control under the first bullet above) or the period of ten consecutive trading days ending immediately before the change in control (in the case of a change of control under the second bullet above) shall equal or exceed 105% of the conversion price of the notes in effect on the date of the change of control or the public announcement of the change of control, as applicable; or

          o at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of common shares that are, or upon issuance will be, traded on the New York Stock Exchange or The Toronto Stock Exchange or quoted on the Nasdaq National Market.

     Subject to the foregoing, the occurrence of a change of control will be an event of failure that requires us to make an offer to repurchase the notes.

     The term "voting shares" means any class or classes of capital stock the holders of which under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

     The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

Election to Pay Change of Control Payment in Our Common Shares

     Our ability to elect to make a change of control payment in the form of our common shares, whether in whole or in part, will be subject to our receipt of all necessary regulatory approvals. If we elect to pay the change of control payment, in whole or in part, in our common shares, the number of common shares to be delivered by us will be equal to the portion of the change of control payment to be paid in common shares divided by the market price.

     We will pay cash based on the market price for all fractional common shares in the event we elect to deliver common shares in payment, in whole or in part, of the purchase price. The "market price" of our common shares on any repurchase date means the average of the sale prices per share of our common shares on the New York Stock Exchange for the five trading day period ending on the third business day (if the third business day prior to the applicable repurchase date is a trading day or, if not, then on the last trading day immediately prior thereto) prior to such repurchase date.

     The "sale price" of our common shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the New York Stock Exchange or if our common shares are not listed on the New York Stock Exchange at the time, then as determined by us as described in the indenture.

     A "trading day" means each day on which the New York Stock Exchange (or, if our common shares are not listed on the New York Stock Exchange at the time, such other exchange or quotation system, as applicable) is open for trading or quotation.

OPTIONAL REDEMPTION BY NORTEL NETWORKS CORPORATION

     On or after September 7, 2004, the notes may be redeemed at our option in cash, in whole or from time to time in part, on not less than 20 nor more than 60 days' prior written notice to the holders by first class mail, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the date fixed for redemption:

                                                                       REDEMPTION
PERIOD                                                                    PRICE
------                                                                 ----------
Beginning on September 7, 2004 and ending on August 31, 2005.........   102.125%
Beginning on September 1, 2005 and ending on August 31, 2006.........   101.417
Beginning on September 1, 2006 and ending on August 31, 2007.........   100.708
Beginning on September 1, 2007 and thereafter........................   100.000

REDEMPTION FOR CHANGES IN CANADIAN WITHHOLDING TAXES

     The notes are also subject to redemption in whole, but not in part, at our option at any time in cash, on not less than 20 nor more than 60 days' prior written notice to the holders by first class mail, at 100% of the aggregate principal amount, together with accrued and unpaid interest to the date fixed for redemption and all additional amounts then due or becoming due on the redemption date, in the event we are, have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any additional amount as a result of a change or amendment in the laws or treaties (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein) or any change in or new or different position regarding the application, interpretation or administration of such laws, treaties or regulations (including a holding, judgment or order by a court of competent jurisdiction), which change is announced or becomes effective on or after August 9, 2001 and provided that we deliver to the trustee an opinion of counsel and an officers' certificate attesting to such change or amendment.

SELECTION AND NOTICE

     If less than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee on a pro rata basis by lot or by any other method that the trustee considers fair and appropriate. The trustee may select for redemption a portion of the principal of any note that has a denomination larger than $1,000. The notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The trustee will make the selection from notes outstanding and not previously called for redemption; provided that if a portion of a holder's notes are selected for partial redemption and such holder converts a portion of such notes, such converted portion will be deemed to be taken from the portion selected for redemption.

     Provisions of the indenture that apply to the notes called for redemption also apply to portions of the notes called for redemption. If any note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a note that is redeemed in part only, we will execute and the trustee will authenticate and deliver to the holder a new note equal in principal amount to the unredeemed portion of the note surrendered.

     On and after the redemption date, unless we default in the payment of the redemption price, interest will cease to accrue on the principal amount of the notes or portions of notes called for redemption and for which funds have been set apart for payment. In the case of notes or portions of notes redeemed on a redemption date which is also a regularly scheduled interest payment date, the interest payment due on such date will be paid to the person in whose name the note is registered at the close of business on the relevant record date.

     The notes are not entitled to any sinking fund.

AMALGAMATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     We have covenanted in the indenture that we will not amalgamate or merge with any other corporation or enter into any reorganization or effect any conveyance, transfer or lease of all or substantially all of our and our subsidiaries' assets, taken as a whole (other than with or to Nortel Networks Limited), unless:

          o either (i) we are the surviving corporation or one of the continuing corporations or (ii) the successor corporation (or the person that leases or that acquires by conveyance or transfer all or substantially all of our and our subsidiaries' assets, taken as a whole) is a corporation with shares listed on The Toronto Stock Exchange or a major exchange or quotation system in the United States or the United Kingdom and expressly assumes, by supplemental indenture, our obligations under the indenture; and

          o we are not, immediately after such transaction, in default under the indenture or the notes.

     Nortel Networks Limited has also covenanted in the indenture that it will not amalgamate or merge with any other corporation or enter into any reorganization or effect any conveyance, transfer or lease of all or substantially all of its and its subsidiaries' assets, taken as a whole (other than with or to us) unless:

          o either (i) Nortel Networks Limited is the surviving corporation or one of the continuing corporations; or (ii) the successor corporation (or the person that leases or that acquires by conveyance or transfer all or substantially all of its and its subsidiaries' assets, taken as a whole) is a corporation with shares listed on The Toronto Stock Exchange or a major exchange or quotation system in the United States or the United Kingdom and expressly assumes, by supplemental indenture, Nortel Networks Limited's obligations under the indenture and the guarantee; and

          o Nortel Networks Limited is not, immediately after such transaction, in default under the indenture or the guarantee.

     Upon any such amalgamation, merger, reorganization, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such amalgamation or reorganization or into which we, or Nortel Networks Limited, as the case may be, are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us, or Nortel Networks Limited, as the case may be, in the indenture.

NEGATIVE PLEDGE

     We have covenanted in the indenture that neither we nor our restricted subsidiaries will:

          o issue, assume or guarantee any funded debt, that is secured by a lien upon any of our property or the property of any of our restricted subsidiaries, whether now owned or hereafter acquired; or

          o grant any mortgage or other lien upon any of our property or the property of any of our restricted subsidiaries, whether now owned or hereafter acquired, to secure any funded debt;

     unless the notes are concurrently secured equally and ratably with such funded debt. Under the indenture,

          o "funded debt" means any indebtedness for borrowed money, whether ours or of Nortel Networks Limited or of a third person. For greater certainty, proceeds received in respect of any factoring, securitization or similar transaction will not be considered borrowed money; and

          o "restricted subsidiaries" means Nortel Networks Limited and Nortel Networks Inc., a Delaware corporation which is a direct, wholly owned subsidiary of Nortel Networks Limited.

     The indenture contains exceptions to the foregoing covenant to permit:

          o liens existing on property at the time of the acquisition of that property by us or the relevant restricted subsidiary;

          o liens on property that are incurred after the date of issuance of the notes to secure or provide for the payment of the purchase price of the property or the cost of construction or improvement thereon;

          o liens on property of a corporation existing at the time that corporation is merged or amalgamated with us or any restricted subsidiary, or at the time the properties of the corporation are sold, leased or otherwise transferred to us or any restricted subsidiary substantially as an entirety;

          o liens securing intercompany indebtedness among us and our restricted subsidiaries;

          o    specific liens in connection with public obligations;

          o any lien created by or resulting from litigation or other proceeding against us or any restricted subsidiary, or upon our property or the property of any restricted subsidiary, or any lien for workmen's compensation award or similar awards, so long as the finality of such judgment or award is being contested and execution thereon is stayed or such lien relates to a final unappealable judgment which is satisfied within 30 days of such judgment or any lien incurred by us or any restricted subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding; and

          o any extension, renewal or replacement in whole or in part of any lien existing at the date of the indenture or referred to in the above exceptions, so long as the total amount of the secured indebtedness does not increase, and the property securing the indebtedness is not expanded, as a result of the extension, renewal or replacement.

Each of the exceptions described above is a "permitted lien".

     In addition, we, and our restricted subsidiaries, may issue, assume or guarantee funded debt secured by a mortgage or other lien upon any of their property that would otherwise be subject to the foregoing restrictions, and may carry out any other transactions that would otherwise be subject to the foregoing restrictions, so long as the aggregate amount of all such secured funded debt would not, after giving effect to the relevant transaction, exceed 15% of our consolidated net tangible assets. Under the indenture,

          o "consolidated net tangible assets" means our consolidated total assets after deducting therefrom (i) all current liabilities and
               (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, as shown in our then most recent consolidated balance sheet prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis contained in (x) our most recent annual and quarterly reports on Form 10-K or Form 10-Q, as applicable, as filed with the SEC or (y) if we are no longer subject to reporting requirements under the Exchange Act, our most recent annual or quarterly financial statements certified by our chief financial officer.

EVENTS OF DEFAULT AND REMEDIES

     An event of default is defined in the indenture as being:

     (i) default in payment of the principal of, or premium, if any, on the notes when due;

     (ii) default in payment of any installment of interest on the notes and the continuance of that default for 30 days;

     (iii) default by us or Nortel Networks Limited in performing or observing any of our or their respective covenants, agreements or other obligations in the indenture for 90 days after written notice by the holders of not less than 25% in aggregate principal amount of the then outstanding notes;

     (iv) default by us or Nortel Networks Limited in respect of any single obligation in respect of indebtedness for borrowed money that exceeds on its face $100,000,000 in principal amount which results in the acceleration of the due date of that indebtedness, and this acceleration is not rescinded or annulled within 10 days after notice meeting the specific requirements of the indenture for that indebtedness has been given; or

     (v) certain events involving our, or Nortel Networks Limited's, bankruptcy, insolvency or reorganization.

     If an event of default above with respect to us occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding notes, by written notice to us and the trustee, may declare the unpaid principal of, and premium, if any, and accrued and unpaid interest on, all the notes then outstanding to be due and payable. Upon such declaration, such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary.

     Holders of the notes may not enforce the indenture, the notes or the guarantee except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, or premium, if any, or interest on, the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of, or premium, if any, or interest on, the notes that has become due solely by virtue of such acceleration) have been cured or waived. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

     The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, or premium, if any, or accrued and unpaid interest on, the notes (other than the non-payment of principal of, or premium, if any, or interest on, the notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

RESALES UNDER THIS PROSPECTUS

     Notes resold under the registration statement of which this prospectus forms a part will be represented by one or more permanent global notes in definitive, fully registered form, which will be deposited with the trustee as custodian for DTC and registered in the name of DTC in New York, New York for the accounts of participants in DTC. The notes issued in the private placement are represented by one or more permanent global notes in definitive, fully-registered form without interest coupons, bearing legends relating to certain restrictions on the transfer of the notes. Those global notes have been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

     Upon each sale by a selling securityholder of notes (or our common shares into which the notes may be converted) offered hereby, such selling securityholder will be required to deliver a notice of such sale to the trustee and to us. The notice will, among other things, identify the sale as a sale pursuant to the registration statement of which this prospectus forms a part and certify that the selling securityholder and the principal amount of notes and/or the number of common shares, as the case may be, are identified in this prospectus in accordance with applicable rules and regulations under the Securities Act. A form of the notice is included herein as Appendix A. Additional copies may be requested from Nortel Networks Corporation, 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6, Attention: Corporate Securities Specialist - Securities Law Department (Telephone: (905) 863-0000).

     Upon receipt by the trustee of the notice relating to such sale of notes, an appropriate adjustment will be made to reflect a decrease in the principal amount of the global notes issued in the private placement, and a corresponding increase in the principal amount of the global notes issued under this prospectus.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTE

     Except in limited circumstances described below, holders of notes represented by interests in the global notes will not be entitled to receive notes in definitive form.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Upon issuance of global notes in connection with a sale pursuant to the registration statement of which this prospectus forms a part, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of participants. Ownership of beneficial interests in the global notes is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note is shown on, and the transfer of those ownership interests is effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global notes other than participants).

     So long as DTC or its nominee is the registered holder and owner of the global notes, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by such global notes for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any notes under the global notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global notes desires to take any actions that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global notes will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of, or premium, if any, and interest on, the notes represented by the global notes registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global notes.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global notes.

     Unless and until they are exchanged in whole or in part for notes in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global notes for notes in definitive form, which it will distribute to its participants.

     Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered, definitive form in exchange for the global notes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          o reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to an amendment, supplement or waiver;

          o reduce the principal of, or premium, if any, on or change the fixed maturity of any note or, other than as set forth in the next paragraph, alter the provisions with respect to the redemption of the notes;

          o reduce the rate of or change the time for payment of interest or a premium on any notes;

          o waive a default or event of default in the payment of principal of, or premium, if any, or interest on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          o make any note payable in money other than that stated in the indenture and the notes;

          o make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, or premium, if any, or interest on, the notes;

          o   waive a redemption payment with respect to any note;

          o except as permitted by the indenture, increase the conversion price or, other than as set forth in the next paragraph, modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders;

          o   modify the guarantee; or

          o make any change to the abilities of holders of notes to enforce their rights under the indenture or the foregoing provisions or this provision.

     Notwithstanding the foregoing, without the consent of any holder of notes, we, Nortel Networks Limited and the trustee may amend or supplement the indenture or the notes to:

          o cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the interests of the holders of the notes in any material respect;

          o provide for uncertificated notes in addition to or in place of certificated notes;


          o subject to matters set forth above under "-- Amalgamation, Merger, Conveyance, Transfer or Lease" on page 27, provide for the succession of another corporation to Nortel Networks Corporation or Nortel Networks Limited and the assumption of the notes or the guarantee by such successor;

          o provide for conversion rights of holders of notes in certain events such as our amalgamation or merger or the sale of all or substantially all of our assets;

          o    reduce the conversion price;

          o evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

          o make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

          o    add an additional guarantor in respect of the guarantee;

          o permit or facilitate defeasance or discharge of any or all notes, provided that such modification shall not adversely affect the interest of any holders of notes in any material respect; or

          o comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the United States Trust Indenture Act of 1939, or the Trust Indenture Act.

SATISFACTION AND DISCHARGE

     We, or any of our restricted subsidiaries, are permitted under the indenture, subject to satisfaction of specific conditions, to omit to comply with some or all of our obligations, covenants and agreements with respect to the notes. This is known as "defeasance". If we satisfy the conditions for defeasance, then any failure on our part to comply with the terms of the indenture as described above will not be an event of default under the indenture. The conditions we must satisfy are as follows:

          o we must irrevocably deposit with the trustee as specific security pledged for the due payment and ultimate satisfaction of our obligations in respect of the notes, funds and/or, subject to specified conditions, obligations of the United States government in an amount sufficient to pay the principal of, and premium, if any, and interest due on the outstanding notes on their stated maturity;

          o we must deliver to the trustee opinions of counsel to the effect that holders of the notes will not recognize income, gain or loss for United States or Canadian federal income tax purposes as a result of the deposit of funds and defeasance of our obligations and will be subject to United States and Canadian federal income tax as if the deposit and defeasance had not occurred;

          o the deposit of funds must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

          o on the date of the deposit of funds, there must not have occurred and be continuing an event of default with respect to the notes or an event that, with notice or lapse of time, would become an event of default;

          o if the notes are then listed on the New York Stock Exchange, we must deliver to the trustee an opinion of counsel to the effect that the deposit of funds and defeasance of our obligations will not cause the notes to be delisted;

          o we must deliver to the trustee an opinion of counsel stating that all conditions precedent to the defeasance under the indenture have been complied with; and

          o in the case of a defeasance of the covenant described under "-- Negative Pledge," the deposit of funds must not cause the trustee to have a conflicting interest, within the meaning of the indenture and the Trust Indenture Act.

     We also may discharge our obligations under the indenture while notes remain outstanding, other than the conversion rights attaching to the notes, if:

          o all outstanding notes will become due and payable at their scheduled maturity within one year, or

          o all outstanding notes are scheduled for redemption within one year,

and, in either case, we have:

          o deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; and

          o    paid all other sums then payable by us under the indenture.

GOVERNING LAW

     The indenture provides that the notes and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before the mailing of the notice of redemption.

     The registered holder of a note will be treated as the owner of it for all purposes.

THE TRUSTEE

     The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default shall occur (and shall not be cured) and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

     The indenture contains certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

NO RECOURSE AGAINST OTHERS

     None of our, or Nortel Networks Limited's, directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the notes, the guarantee or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes and the guarantee.

           DESCRIPTION OF SHARE CAPITAL OF NORTEL NETWORKS CORPORATION

GENERAL

     Our authorized capital includes an unlimited number of common shares and an unlimited number of Class A Preferred Shares and Class B Preferred Shares, without nominal or par value, issuable in series.

COMMON SHARES

     Our common shares are listed on the New York and Toronto stock exchanges. The indenture requires us to have the common shares issuable upon conversion of the notes be eligible for listing on these stock exchanges for so long as our common shares are listed on these stock exchanges or their successors.


     At the close of business on December 31, 2001, there were 3,203,317,505 of our common shares issued and outstanding.


     Holders of our common shares are entitled to one vote per share on all matters voted on at all meetings of shareholders, except meetings at which only holders of other classes or series of our shares are entitled to vote.

     Subject to the rights, privileges, restrictions and conditions attaching to any other class or series of our shares, holders of our common shares have the right to receive any dividends declared and payable by us on our common shares and the right to receive our remaining assets upon liquidation, dissolution or winding-up, if any, after payment of all debts and liabilities.

     Holders of our common shares have no pre-emptive, redemption or conversion rights.

SHAREHOLDER RIGHTS PLAN

     We have adopted a shareholder rights plan, the objectives of which are to provide adequate time for our board of directors and shareholders to assess an unsolicited take-over bid for us, to provide our board of directors with sufficient time to explore and develop alternatives for maximizing shareholder value if such a bid is made and to provide our shareholders with an equal opportunity to participate in such a bid. The shareholder rights plan encourages a potential acquirer to proceed either by way of a "permitted bid" that satisfies certain minimum standards designed to promote fairness, or with the concurrence of our board of directors. A permitted bid under the shareholder rights plan is a take-over bid (within the meaning of Canadian law) made by way of a take-over bid circular that satisfies all of the following conditions:

          o the bid is made to all holders of our shares that are entitled to vote generally on the election of directors;

          o the bid must remain open for at least 60 days and more than 50% of the outstanding voting shares (other than shares beneficially owned on the date of the bid by the offeror and certain related parties) must be deposited under the bid and not withdrawn before any shares may be taken up and paid for; in addition, if 50% of the voting shares are so deposited and not withdrawn, the offeror must make an announcement to that effect, and must leave the bid open for an additional ten business days; and

          o under the terms of the bid, voting shares may be deposited at any time between the date of the bid and the date voting shares are taken up and paid for, and any voting shares so deposited may be withdrawn until taken up and paid for.


     If the take-over bid fails to satisfy such minimum standards and the shareholder rights plan is not waived by our board of directors, the plan provides that our shareholders, other than the offeror, will be able to purchase additional amounts of our common shares at a 50% discount to current market price. A detailed description of the shareholder rights plan may be found in our registration statement on Form 8-A, as amended, which you may obtain as described under "Where You Can Find Available Information" on page 76.

PREFERRED SHARES OF NORTEL NETWORKS CORPORATION

     Our board of directors may from time to time issue Class A preferred shares and Class B preferred shares in one or more series and determine for any such series, by resolution passed before issuance, its designation, number of shares and respective rights, privileges, restrictions and conditions. The holders of our preferred shares do not have the right to receive notice of, attend, or vote at, any meeting of shareholders except to the extent otherwise determined by our board of directors and set forth in the articles of amendment designating any series of preferred shares or as provided in the Canada Business Corporations Act. We have not issued any preferred shares as of the date of this prospectus.

PREFERRED SHARES OF NORTEL NETWORKS LIMITED

     As of the date of this prospectus, Nortel Networks Limited has outstanding the following preferred shares:

          o 16,000,000 Cumulative Redeemable Class A Preferred Shares Series 5, or Series 5 preferred shares; and

          o 14,000,000 Non-cumulative Redeemable Class A Preferred Shares Series 7, or Series 7 preferred shares.

     Holders of the Series 5 preferred shares are entitled to a monthly floating adjustable cumulative preferential cash dividend, which will float in relation to changes in the average of the prime commercial lending rates of two designated Canadian chartered banks during the relevant month. Such dividend will be payable, if declared, on the 12th day of each following month to holders of record on the last trading day of the relevant month. The Series 5 preferred shares are redeemable at the option of Nortel Networks Limited, at Cdn$25.50 per share together with accrued and unpaid dividends up to, but excluding, the date of redemption. Holders of Series 5 preferred shares will have the right to convert their shares into Series 6 preferred shares, on a one-for-one basis and subject to certain conditions, on December 1, 2006, and on December 1 of every fifth year thereafter. In certain circumstances, conversions may be automatic and mandatory, or may not occur at all.

     The Series 7 preferred shares are convertible, in specific circumstances, into an equal number of Non-cumulative Redeemable Class A Preferred Shares Series 8, or Series 8 preferred shares, none of which are currently outstanding. Once issued, the Series 8 preferred shares are convertible, in specific circumstances, into Series 7 preferred shares. In the event of the dissolution, liquidation or winding up of Nortel Networks Limited, the holders of Nortel Networks Limited preferred shares would have a prior claim on the assets of Nortel Networks Limited ahead of us, as the sole holder of Nortel Networks Limited common shares.


     A detailed description of Nortel Networks Limited's outstanding preferred shares may be found in its registration statement on Form 8-A, as amended, which you may obtain as described under "Where You Can Find Available Information" on page 76.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the principal United States federal income tax considerations that may be relevant to an investor that is a "U.S. holder" (as defined below) in connection with the purchase, ownership, conversion and disposition of the notes and the ownership and disposition of our common shares issuable upon the conversion of the notes. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor's decision to invest in the notes or our common shares issued on the conversion of the notes.

     In addition, this summary deals only with investors that are U.S. holders who did not acquire the notes at a price different than their initial offering price, who will own the notes and common shares issuable upon the conversion of the notes as capital assets, and whose functional currency is the U.S. dollar. It does not address United States federal income tax considerations applicable to investors that own or are treated for United States federal income tax purposes as owning 10% or more of our voting stock or who may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies or dealers in securities or currencies, traders in securities electing to mark to market, or persons that will hold the notes or common shares issuable upon the conversion of the notes as a position in a "straddle" for tax purposes or as part of a "synthetic security" or a "conversion transaction" or other integrated investment comprised of the notes or common shares and one or more other investments. Furthermore, this summary does not discuss any aspect of state, local or United States federal estate or gift tax laws. Prospective purchasers of the notes are urged to consult their tax advisers with regard to the application of United States federal, state, local, and foreign tax laws to their to their particular situations.

     As used herein, the term "U.S. holder" means a beneficial owner of a note or our common shares that is a citizen or resident of the United States or a United States domestic corporation or that otherwise will be subject to United States federal income taxation on a net income basis in respect of the notes and our common shares.

PAYMENTS OF INTEREST

     Payments of interest with respect to a note will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder's method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the note as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

DISPOSITION OF THE NOTES

     A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the notes in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. holder's adjusted tax basis in the notes. Gain or loss realized by a U.S. holder on such sale, redemption or other disposition generally will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. Long-term capital gain realized by a U.S. holder that is an individual generally is subject to a maximum federal income tax rate of 20%. The ability of U.S. holders to offset capital losses against ordinary income is limited.


     If a U.S. holder elects to accept our offer to repurchase their notes upon the occurrence of a change of control, however, and we deliver solely our common shares in exchange for the note (except for cash in lieu of a fractional common share and cash in payment of interest), the U.S. holder generally will recognize no gain or loss on the exchange, except that the cash received in payment of interest will be taxable as interest and the cash received in lieu of a fractional common share should be treated as payment in exchange for such fractional common share. Accordingly, the receipt of cash in lieu of a fractional common share will result in gain (or loss) to a U.S. holder equal to the difference between the cash received and the U.S. holder's adjusted tax basis allocable to such fractional common share.

     If a U.S. holder elects to accept our offer to repurchase their notes upon the occurrence of a change of control, and we deliver a combination of our common shares and cash (other than cash in lieu of a fractional common share and cash in payment of interest) in satisfaction of the purchase price, the U.S. holder will recognize gain (but not loss) but only to the extent of such cash received. Such gain will generally be capital gain.

     A U.S. holder's basis in our common shares received in exchange for a note tendered to us in connection with a change of control will be the same as the U.S. holder's basis in the note at the time of the exchange, less any basis allocable to a fractional common share. However, this basis will be (i) decreased by the amount of cash received in the exchange (other than cash in lieu of fractional common shares and cash in payment of interest) and (ii) increased by the amount of any gain recognized by the U.S. holder in the exchange. The holding period for common shares received in the exchange will generally be the same as the U.S. holder's holding period for the exchanged notes.

CONVERSION OF THE NOTES INTO OUR COMMON SHARES

     A U.S. holder generally will not recognize gain or loss on a conversion of the notes into our common shares, for United States federal income tax purposes, except with respect to cash received in lieu of a fractional common share. The receipt of such cash will be treated as a taxable payment in exchange for the fractional common share and will result in the recognition of gain (or loss) to a U.S. holder equal to the difference between the amount of cash received and the amount of the U.S. holder's adjusted tax basis allocable to such fractional common share.

     Following conversion, a U.S. holder generally will have the same tax basis (reduced by the portion of tax basis allocated to any fractional common share for which cash is received) and holding period in the common shares received upon conversion as the U.S. holder had in the notes.

CONSTRUCTIVE DIVIDENDS BASED ON AN ADJUSTMENT OF CONVERSION PRICE

     The conversion price of the notes is subject to adjustment in certain circumstances. Adjustments that have the effect of increasing the proportionate interest of holders of the notes in our assets or earnings (for example, an adjustment following a distribution of property by us to our shareholders) in some circumstances may give rise to deemed dividend income for United States federal income tax purposes to those holders. Similarly, any cash paid to you in lieu of such an adjustment may also be treated as a dividend.

DISTRIBUTIONS WITH RESPECT TO OUR COMMON SHARES, FOREIGN SOURCE INCOME AND FOREIGN TAX CREDITS

     The gross amount of any cash dividends paid by us with respect to our common shares, including the amount of any Canadian taxes withheld from these dividends, generally will be includible in the gross income of a U.S. holder to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. This income will be foreign source dividend income and will not be eligible for the dividends-received deduction allowed to United States corporations with respect to stock of other United States corporations. Canadian withholding tax at the legally applicable rate will be treated as foreign income tax which United States holders may elect to deduct in computing their taxable income or, subject to the complex limitations on foreign tax credits generally, credit against their United States federal income tax liability. Dividends on the common shares generally will constitute passive income or, in some cases, financial services income for United States foreign tax credit purposes. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in the common shares or in respect of arrangements in which a U.S. holder's expected economic profit, after non-United States taxes, is insubstantial. You should consult your own advisers concerning the implications of these rules in light of your particular circumstances.

     Distributions of our common shares to U.S. holders that are made as part of a pro rata distribution to all holders of our common shares generally will not be subject to United States federal income tax.

DISPOSITIONS OF OUR COMMON SHARES

     Assuming that our common shares are held as a capital asset, gain or loss realized by a U.S. holder on the sale or other disposition of the common shares will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. holder's tax basis in the common shares and the amount realized on the disposition. This gain or loss will be long-term capital gain or loss only if the common shares were held for more than one year. Long-term capital gain realized by a U.S. holder that is an individual generally is subject to a maximum federal income tax rate of 20%. The ability of U.S. holders to offset capital losses against ordinary income is limited.

NON-U.S. HOLDERS

     A holder or beneficial owner of the notes or common shares issuable upon the conversion of the notes that is, with respect to the United States, a foreign corporation or a nonresident alien individual, which we refer to as a "non-U.S. holder", generally will not be subject to United States federal income or withholding tax on interest received on the notes or on dividends received on the common shares unless such income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. In addition, a non-U.S. holder will not be subject to United States federal income or withholding tax on gain realized on the sale of the notes or common shares, unless:

          o such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

          o in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Interest paid on the notes and dividends paid on our common shares issued on the conversion of the notes, and proceeds from the sale or disposition of notes or common shares may be subject to the information reporting requirements of United States federal law and may be subject to backup withholding unless the holder:

          o    establishes that it is a corporation or other exempt holder; or

          o provides an accurate taxpayer identification number on a properly completed Internal Revenue Service Form W-9 and certifies that no loss of exemption from backup withholding has occurred.

     The amount of any backup withholding from a payment to a holder does not constitute a tax separate from the United States federal income tax and will be allowed as a credit against the U.S. holder's United States federal income tax liability and may entitle the holder to a refund, provided that certain required information is furnished to the Internal Revenue Service.

     Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of such information reporting requirements and backup withholding tax.

               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a holder of notes or a Holder, who, for purposes of the Income Tax Act (Canada), or the Tax Act, at all relevant times, (i) holds notes and our common shares issued on the conversion of the notes as capital property, and (ii) is not affiliated with us and deals with us at arm's length. Special rules, not discussed in this summary, may apply to "financial institutions" (as defined in the Tax Act) and to non-resident insurers carrying on an insurance business in Canada and elsewhere. Holders that are financial institutions or non-resident insurers should consult their own tax advisors.

     This summary is based upon the current provisions of the Tax Act, the regulations thereunder, and the current published administrative and assessing practices of the Canada Customs and Revenue Agency, or the CCRA. This summary takes into account all specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the Proposed Amendments, and assumes that all such Proposed Amendments will be enacted in their present form. This summary does not otherwise take into account or anticipate any changes to the Tax Act, the regulations thereunder, or administrative practices relating to any of the foregoing, whether by legislative, governmental or judicial decision or action.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED AS LEGAL OR TAX ADVICE TO ANY PROSPECTIVE INVESTOR. THIS SUMMARY DOES NOT TAKE INTO ACCOUNT FOREIGN AND PROVINCIAL TAX LEGISLATION OR CONSIDERATIONS, WHICH MAY VARY FROM THE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS DESCRIBED HEREIN. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

RESIDENTS OF CANADA

     The following portion of the summary is applicable to a Holder who, at all relevant times, for the purposes of the Tax Act is or is deemed to be resident in Canada, or a Resident Holder. Certain such Holders whose notes or common shares issuable upon the conversion of the notes might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

CURRENCY CONVERSION

     All amounts relating to the acquisition, holding or disposition of a note or a common share issuable upon the conversion of a note, including adjusted cost base and proceeds of disposition, must be converted at the relevant date into Canadian dollars for the purposes of the Tax Act. The amount of interest and capital gain or capital loss of a Resident Holder of notes may be affected by fluctuations in the Canadian/US dollar exchange rate.

TAXATION OF INTEREST AND OTHER AMOUNTS ON THE NOTES

     A Resident Holder that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in its income for a taxation year all interest on a note that accrues to the Resident Holder to the end of that taxation year or that is received or becomes receivable by the Resident Holder before the end of that taxation year, except to the extent that such amount was included in its income for a preceding taxation year.

     Any other Resident Holder, including an individual, will be required to include in income for a taxation year all interest on a note received or receivable by such Resident Holder in the year (depending on the method regularly followed by the Resident Holder in computing income), to the extent that such interest was not included in income in a preceding year.

     Where a Resident Holder is required to include in income interest on a note that accrued before such note was acquired by the Resident Holder, the Resident Holder will be entitled to a deduction in computing income of an equivalent amount. The adjusted cost base to the Resident Holder of the note will be reduced by the amount which is so deductible.

     Any amount paid by us as a penalty or bonus because of early repayment of all or part of the principal amount of a note will be deemed to be received by the Resident Holder as interest on the note and included in the Resident Holder's income as described above, to the extent such amount can reasonably be considered to relate to, and does not exceed the value at the time of payment of, interest that would otherwise have been payable on the note for periods ending after the payment of such amount.

DISPOSITIONS

     On a disposition or deemed disposition of a note, including a redemption, payment on maturity, repurchase or purchase for cancellation, a Resident Holder will generally be required to include in computing income for the taxation year in which the disposition occurs the amount of interest accrued on the note to the extent that such amount has not otherwise been included in income for the year or a preceding taxation year and such amount will be excluded from the proceeds of disposition of the note.

     In general, a disposition or deemed disposition of a note will give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any accrued interest or any amount deemed to be interest and any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the note to the Resident Holder immediately before the disposition. One-half of any capital gain, or a taxable capital gain, will be required to be included in computing income and one-half of any capital loss, or an allowable capital loss, may be deducted from taxable capital gains realized by the Resident Holder in the year of disposition. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act. A capital gain realized by an individual may give rise to a liability for alternative minimum tax.

     If we pay an amount on repurchase of a note by issuing our common shares to a Resident Holder, the Resident Holder's proceeds of disposition will be equal to the fair market value of the common shares so received, which may result in a capital gain or capital loss. The cost to a Resident Holder of common shares so received will be equal to the fair market value of such common shares. The adjusted cost base to the Resident Holder of common shares so received will be averaged with the adjusted cost base of all other common shares held by such Resident Holder as capital property.


     A Resident Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable for a refundable tax of 6 2/3% on investment income, including interest income and taxable capital gains.


EXERCISE OF CONVERSION PRIVILEGE

     A Resident Holder that converts a note into our common shares pursuant to the conversion privilege will not be considered to realize a capital gain or capital loss on such conversion. The cost to such Resident Holder of the common shares acquired on such conversion will be equal to the Resident Holder's adjusted cost base of the note immediately before the conversion. The adjusted cost base to the Resident Holder of the common shares acquired on the conversion will be determined by averaging the cost of such shares with the adjusted cost base of all other common shares of our capital stock held by such Holder as capital property. Under the current administrative practice of the CCRA, a Resident Holder who, upon conversion of a note receives cash not in excess of Cdn$200 in lieu of a fraction of a common share may either treat this amount as proceeds of disposition of a portion of a note thereby realizing a capital gain or capital loss, or alternatively, may reduce the adjusted cost base of the common shares that the Resident Holder receives on the conversion by the amount of the cash received.

COMMON SHARES

     Dividends declared and paid on common shares will be included in a Resident Holder's income as taxable dividends received from a taxable Canadian corporation. The normal gross-up and dividend tax credit rules will generally apply to dividends received by an individual, and dividends received by a Resident Holder that is a corporation will normally be deductible in computing its taxable income. Certain corporations may be liable to pay a refundable tax under Part IV of the Tax Act on such dividends.

     A disposition or deemed disposition of common shares will generally result in the Resident Holder realizing a capital gain (or capital loss) to the extent the proceeds of disposition are greater (or less) than the aggregate of the Resident Holder's adjusted cost base of the common shares and any reasonable costs related to the disposition. The tax treatment of capital gains and capital losses is discussed above under "Dispositions".

     In the case of a Resident Holder that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition or deemed disposition of a common share may be reduced by the amount of dividends previously received or deemed to have been received thereon in accordance with detailed rules contained in the Tax Act in this regard. Analogous rules apply where a corporation is a member of a partnership or a beneficiary of a trust that owns common shares, where a trust is a member of a partnership that owns common shares or where a partnership or trust is a beneficiary of a trust that owns common shares.

NON-RESIDENTS OF CANADA

     The following portion of the summary is applicable to a Holder or, a Non-Resident Holder, who, at all relevant times, for purposes of the Tax Act and any applicable treaty or convention, is not resident or deemed to be resident in Canada and does not use or hold and is not deemed to use or hold a note or common share acquired under the terms thereof in carrying on business in Canada. Special rules, which are not discussed below, may apply to a non-resident insurer that carries on business in Canada and elsewhere.

PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES

     The payment by us of principal or interest on the notes (whether in cash or our common shares) to a Non-Resident Holder with whom we deal at arm's length within the meaning of the Tax Act at the time of making the payment will be exempt from Canadian withholding tax. For purposes of the Tax Act, related persons (as therein defined) are deemed not to deal at arm's length and it is a question of fact whether persons not related to each other deal at arm's length.

CONVERSION OF THE NOTES

     The conversion of a note into our common shares on the exercise of the conversion privilege by a Non-Resident Holder will not constitute a disposition of the note and, accordingly, a Non-Resident Holder will not realize a gain or loss on such conversion.

DIVIDENDS ON OUR COMMON SHARES

     Dividends paid or credited, or deemed to be paid or credited, on our common shares to a Non-Resident Holder will be subject to Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention. Generally, a Non-Resident Holder who is, for purposes of the Canada-United States Income Tax Convention, (1980), a resident of the United States and the beneficial owner of dividends on our common shares will be subject to Canadian withholding tax on dividends, including stock dividends, paid or credited, or deemed under the Tax Act to be paid or credited, by us to the holder at a rate of 15% of the gross amount of such dividends (except that where such beneficial owner is a corporation and owns at least 10% of our voting stock, the rate of withholding tax is reduced to 5%). Dividends paid or credited to a Non-Resident Holder that is a United States tax-exempt organization as described in Article XXI of the Canada-United States Income Tax Convention, (1980) will generally not be subject to Canadian withholding tax provided certain administrative procedures are observed. Non-Resident Holders to whom these treaty benefits may be applicable should consult their own tax advisors.

DISPOSITION OF THE NOTES OR OUR COMMON SHARES

     A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of a note (including on a redemption or repurchase) or of a common share issued on the conversion of the notes unless the note or common share, as the case may be, is "taxable Canadian property" to the Non-Resident Holder. Provided the common shares issued on the conversion of the notes are listed on a prescribed stock exchange (which currently includes the New York Stock Exchange and The Toronto Stock Exchange), notes and common shares will not be "taxable Canadian property" to a Non-Resident Holder unless the Non-Resident Holder, either alone or together with persons with whom the Non-Resident Holder does not deal at arm's length, at any time within the 60 month period immediately preceding the disposition, owned or had an interest in or an option (including pursuant to a note) in respect of 25% or more of the issued shares of any class or series of our capital stock.

     Where a note or common share issuable upon conversion of a note, as applicable, is taxable Canadian property to the Non-Resident Holder, and the Non-Resident Holder is entitled to exemptions available under an applicable income tax treaty or convention, subject to the terms of the applicable treaty or convention, the Non-Resident Holder will generally be exempt from tax in respect of the disposition of the note or common shares issuable upon conversion of a note, provided the value of our shares is not derived principally from real property situated in Canada.

                             SELLING SECURITYHOLDERS

     Selling securityholders may offer and sell the notes and the common shares issuable upon conversion of the notes pursuant to this prospectus. Our registration of the notes (and related guarantee) and the common shares issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common shares.


     A selling securityholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. A selling securityholder and any broker-dealers involved in a sale or resale of the notes or the common shares issuable upon conversion of the notes may qualify as "underwriters" within the meaning of the Section 2(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If a broker-dealer qualifies as an "underwriter", the broker-dealer will be subject to the prospectus delivery requirements of the Securities Act.

     We will make copies of this prospectus available to the selling securityholders and have informed the selling securityholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the notes or the common shares issuable upon conversion of the notes.


     The information provided in the table below with respect to each selling securityholder has been obtained from such selling securityholder, except that the information contained under the column heading "Number of Common Shares That May Be Sold", which was calculated assuming conversion of the full amount of the notes held by the securityholder at the initial rate of 100 common shares per each $1,000 principal amount of notes.


     J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Deutsche Bank Alex. Brown Inc., Goldman, Sachs & Co. and TD Securities (USA) Inc. have, along with certain of their affiliates, performed in the last three years and may in the future perform financial advisory and investment banking services for us, Nortel Networks Limited and our affiliates. In addition, Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Corporation and Credit Suisse First Boston, London Branch, is the syndication agent and a lender under certain of our credit facilities. J.P. Morgan Bank Canada and JPMorgan Chase Bank, each an affiliate of J.P. Morgan Securities Inc., are administrative agents and lenders under certain of our credit facilities. Citibank, N.A. and Citibank Canada, each an affiliate of Salomon Smith Barney Inc., is the documentation agent and a lender under certain of our credit facilities. Deutsche Bank AG, an affiliate of Deutsche Bank Alex. Brown Inc., through various branches, UBS AG, Stamford Branch, an affiliate of UBS Warburg LLC, and TD Bank, an affiliate of TD Securities (USA) Inc., are also lenders under certain of our credit facilities.


     To our knowledge, none of the other selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or Nortel Networks Limited.

     Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or the common shares beneficially owned by them that have been registered by us, the selling securityholders will not own any notes or common shares, other than the common shares appearing under the column entitled "Number of Common Shares Owned Before Offering". We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or common shares. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or the common shares in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth below:

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Acacia Life Insurance Company .........      $    210,000      $    210,000                --            21,000

Aftra Health Fund .....................      $    500,000      $    500,000                --            50,000

AIG/National Union Fire Insurance .....      $  1,125,000      $  1,125,000                --           112,500

AIM AST Balanced Fund .................      $  3,000,000      $  3,000,000                --           300,000

AIM Balanced Fund .....................      $ 24,000,000      $ 24,000,000                --         2,400,000

AIM Global Infrastructure Fund ........      $    175,000      $    175,000                --            17,500

AIM Global Utilities Fund .............      $  2,100,000      $  2,100,000                --           210,000

AIM High Yield II Fund ................      $    750,000      $    750,000                --            75,000

AIM VI Balanced Fund ..................      $    600,000      $    600,000                --            60,000

AIM VI Global Utilities Fund ..........      $    275,000      $    275,000                --            27,500

Alexandra Global Investment Fund 1,
    LTD ...............................      $  7,000,000      $  7,000,000                --           700,000

Allegheny Technologies Inc. Pension
    Plan ..............................      $  1,700,000      $  1,700,000                --           170,000

Allstate Insurance Company ............      $  1,700,000      $  1,700,000           266,400           170,000

Allstate Life Insurance Company .......      $  6,300,000      $  6,300,000            12,100           630,000

Aloha Airlines Non-Pilots Pension
    Trust .............................      $    100,000      $    100,000                --            10,000

Aloha Pilots Retirement Trust .........      $     60,000      $     60,000                --             6,000

Alpha U.S. Sub Fund VIII, LLC .........      $  2,000,000      $  2,000,000                --           200,000

Alta Partners Holdings, LDC ...........      $ 13,625,000      $ 13,625,000                --         1,362,500

Amaranth LLC ..........................      $ 26,150,000      $ 26,150,000                --         2,615,000

American Country Insurance Company ....      $    700,000      $    700,000                --            70,000

American Fidelity Assurance Company ...      $    600,000      $    600,000                --            60,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
American Founders Life Insurance
    Company ...........................      $    320,000      $    320,000                --            32,000

American Pioneer Life Insurance
    Company of New York ...............      $    110,000      $    110,000                --            11,000

American Progressive Life and Health
    Insurance Company of New York .....      $    110,000      $    110,000                --            11,000

American Public Entity Excess Pool ....      $    110,000      $    110,000                --            11,000

Amerisure Companies/ Michigan
    Mutual  Insurance Company .........      $    150,000      $    150,000                --            15,000

Ameritas Life Insurance Company .......      $    450,000      $    450,000                --            45,000

AmerUs Life Insurance
    Company ...........................      $    600,000      $    600,000                --            60,000

Argent Classic Convertible Arbitrage
    Fund (Bermuda) Ltd ................      $  5,000,000      $  5,000,000                --           500,000

Argent Convertible Arbitrage
    Fund Ltd. .........................      $  2,000,000      $  2,000,000                --           200,000

Argent LowLev Convertible Arbitrage
    Fund Ltd. .........................      $    500,000      $    500,000                --            50,000

Arkansas PERS .........................      $  1,750,000      $  1,750,000                --           175,000

Arkansas Teachers Retirement System ...      $  2,430,000      $  2,430,000                --           243,000

Associated Electric & Gas Insurance
    Services Limited ..................      $  2,500,000      $  2,500,000                --           250,000

Aventis Pension Master Trust ..........      $    255,000      $    255,000                --            25,500

Baltimore Life Insurance Company ......      $    400,000      $    400,000                --            40,000

Bancroft Convertible Fund, Inc. .......      $    500,000      $    500,000                --            50,000

BankAmerica Pension Plan ..............      $  2,500,000      $  2,500,000                --           250,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Bank Austria Cayman Islands, Ltd. .....      $ 20,000,000      $ 20,000,000                --         2,000,000

Bankers Trust Co. - DaimlerChrysler
    Corp Emp#1 Pension Fund ...........      $  7,535,000      $  7,535,000                --           753,500

Banque Jacob Safra (Suisse) SA ........      $     50,000      $     50,000                --             5,000

Baptist Health of South Florida .......      $    352,000      $    352,000                --            35,200

Bay County PERS .......................      $    225,000      $    225,000                --            22,500

BayState Health Systems, Inc. .........      $     30,000      $     30,000                --             3,000

BBT Fund, L.P. ........................      $ 15,000,000      $ 15,000,000                --         1,500,000

BCS Life Insurance Company ............      $    650,000      $    650,000                --            65,000

Beamtenkasse Des Kanton Zurich ........      $  1,750,000      $  1,750,000                --           175,000

Bear, Stearns & Co. Inc. ..............      $ 10,000,000      $ 10,000,000                --         1,000,000

Black Diamond Capital I, Ltd. .........      $    167,000      $    167,000                --            16,700

Black Diamond Offshore Ltd. ...........      $    600,000      $    600,000                --            60,000

BN Convertible Securities Top Fund ....      $    400,000      $    400,000                --            40,000

BNP Paribas Equity Strategies, SNC ....      $ 37,642,000      $ 37,642,000         1,256,658         3,764,200

Boilermakers Blacksmith Pension Fund ..      $  2,225,000      $  2,225,000                --           222,500

Boilermakers Blacksmith Pension
    Trust .............................      $  1,600,000      $  1,600,000                --           160,000

Bond Universalis Higher Yield .........      $    250,000      $    250,000                --            25,000

BTESC - Convertible Arb ...............      $  1,500,000      $  1,500,000                --           150,000

BTPO - Growth Vs Value ................      $  6,000,000      $  6,000,000                --           600,000

Buckeye State Mutual Insurance
    Company ...........................      $     35,000      $     35,000                --             3,500

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Caisse de depot et placement du
    Quebec ............................      $  7,000,000      $  7,000,000        86,802,710           700,000

CALAMOS(R)Convertible Fund - CALAMOS(R)
    Investment Trust ..................      $  4,800,000      $  4,800,000                --           480,000

CALAMOS(R)Convertible Portfolio -
    CALAMOS(R)Advisors Trust ..........      $    165,000      $    165,000                --            16,500

CALAMOS(R) Convertible Technology Fund
    - CALAMOS(R)Investment  Trust .....      $     60,000      $     60,000                --             6,000

CALAMOS(R)Global Convertible Fund -
     CALAMOS(R)Investment Trust .......      $    150,000      $    150,000                --            15,000

CALAMOS(R) Market Neutral
     Fund - CALAMOS(R) Investment
     Trust ............................      $ 10,000,000      $ 10,000,000                --         1,000,000

California Public Employees'
     Retirement System ................      $  7,500,000      $  7,500,000         2,663,621           750,000

C&H Sugar Company Inc. ................      $    150,000      $    150,000                --            15,000

CapitalCare, Inc. .....................      $     25,000      $     25,000                --             2,500

CareFirst of Maryland, Inc. ...........      $    100,000      $    100,000                --            10,000

Catholic Mutual Relief Society of
     America ..........................      $  1,000,000      $  1,000,000                --           100,000

Catholic Mutual Relief Society of
     America Retirement Plan and
     Trust ............................      $    400,000      $    400,000                --            40,000

Catholic Relief Insurance Company
     of America .......................      $    700,000      $    700,000                --            70,000

Celina Mutual Insurance Company .......      $     25,000      $     25,000                --             2,500

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Central States Health and Life
     Company of Omaha .................      $    350,000      $    350,000                --            35,000

CFFX, LLC .............................      $  9,000,000      $  9,000,000                --           900,000

Cheyne Capital Management Limited .....      $  2,500,000      $  2,500,000                --           250,000

Chicago Mutual Insurance Company ......      $     70,000      $     70,000                --             7,000

Chrysler Corporation Master
     Retirement Trust .................      $  9,460,000      $  9,460,000                --           946,000

Chrysler Insurance Company ............      $  3,300,000      $  3,300,000                --           330,000

CIBC Bank and Trust Company Cayman
     Islands, Acct. # YTCF-11000002 ...      $    127,000      $    127,000            42,400            12,700

CIBC World Market (International)
     Arbitrage ........................      $  4,000,000      $  4,000,000                --           400,000

Citicorp Life Insurance Company .......      $     92,000      $     92,000                --             9,200

CitiSAM Fund Ltd. .....................      $  3,900,000      $  3,900,000                --           390,000

City of Albany Pension Plan ...........      $    140,000      $    140,000                --            14,000

City of Knoxville Pension System ......      $    480,000      $    480,000                --            48,000

Clarica Life Insurance Co. - U.S. .....      $    400,000      $    400,000                --            40,000

Clinton Multistrategy Master Fund,
     Ltd ..............................      $  5,000,000      $  5,000,000                --           500,000

Clinton Riverside Convertible
     Portfolio Limited ................      $ 10,000,000      $ 10,000,000                --         1,000,000

CN Convertible Strategies Fund, L.P. ..      $  9,975,000      $  9,975,000                --           997,500

Colgate-Palmolive Company
     Retirement Trust .................      $    650,000      $    650,000                --            65,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Colonial Life Insurance Company of
     Texas ............................      $     60,000      $     60,000                --             6,000

Colonial Lloyds Insurance Company .....      $     10,000      $     10,000                --             1,000

Commonwealth Dealers - CDLIC ..........      $    250,000      $    250,000                --            25,000

Commonwealth Professional Assurance
     Co: c/o Income Research &
     Management .......................      $    320,000      $    320,000                --            32,000

Concord Life Insurance Company ........      $    250,000      $    250,000                --            25,000

Condor Insurance Company ..............      $     35,000      $     35,000                --             3,500

Conseco Annuity Assurance:
     Multi-Bucket Annuity
     Convertible Bond Fund ............      $  6,500,000      $  6,500,000                --           650,000

Conseco Fund Group - Convertible
     Securities Fund ..................      $  1,000,000      $  1,000,000                --           100,000

Consulting Group Capital Markets
     Fund .............................      $    525,000      $    525,000                --            52,500

Convertible Securities Fund ...........      $    230,000      $    230,000                --            23,000

CooperNeff Convertible Strategies
     Fund, L.P. .......................      $    349,000      $    349,000                --            34,900

Credit Suisse First Boston
     Corporation ......................      $ 11,638,000      $ 11,638,000                --         1,163,800

Credit Suisse First Boston, London
     Branch ...........................      $ 55,250,000      $ 55,250,000                --         5,525,000

CSA Fraternal Life Insurance Company ..      $    170,000      $    170,000                --            17,000

CSFB Convertible and Quantitative
     Strategies .......................      $    500,000      $    500,000                --            50,000

Cumberland Insurance Company ..........      $    100,000      $    100,000                --            10,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Cumberland Mutual Fire Insurance
     Company ..........................      $    550,000      $    550,000                --            55,000

Dakota Truck Underwriters .............      $     35,000      $     35,000                --             3,500

DeAm Convertible Arbitrage  FD ........      $  5,550,000      $  5,550,000                --           555,000

Deephaven Domestic Convertible
     Trading Ltd. .....................      $ 42,997,000      $ 42,997,000                --         4,299,700

Defined Benefit Plan of ICI
     American Holdings, Inc. ..........      $    303,000      $    303,000                --            30,300

Defined Benefit Plan of Zeneca AG
     Product Holdings, Inc. ...........      $    106,000      $    106,000                --            10,600

Delaware Group Premium
     Fund-Convertible Securities
     Series ...........................      $    294,945      $    294,945                --         29,494.50

Delta Airlines Inc. Retirement Plan ...      $  1,760,000      $  1,760,000                --           176,000

Delta Airlines Master Trust ...........      $  2,550,000      $  2,550,000                --           255,000

Delta Airlines Master Trust -
     International ....................      $    175,000      $    175,000                --            17,500

Delta Pilots Disability and
     Survivorship Trust ...............      $    535,000      $    535,000                --            53,500

Deutsche Banc Alex Brown Inc. .........      $ 10,900,000      $ 10,900,000                --         1,090,000

DLB High Yield Fund ...................      $     80,000      $     80,000                --             8,000

DNB Investment ........................      $  1,000,000      $  1,000,000                --           100,000

Dorinco Reinsurance
     Company ..........................      $    400,000      $    400,000                --            40,000

Double Black Diamond Offshore LDC .....      $  3,087,000      $  3,087,000                --           308,700

Drury University ......................      $     50,000      $     50,000                --             5,000

Duke Endowment ........................      $    425,000      $    425,000                --            42,500

Eagle Pacific Insurance Company .......      $    250,000      $    250,000                --            25,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Educaters Mutual Life Insurance
     Company ..........................      $    250,000      $    250,000                --            25,000

Ellsworth Convertible Growth and
     Income Fund, Inc. ................      $    500,000      $    500,000                --            50,000

Engineers Joint Pension Fund ..........      $    325,000      $    325,000                --            32,500

Equity and Convertibles Fund ..........      $  1,930,000      $  1,930,000                --           193,000

Equity Income Fund ....................      $    220,000      $    220,000                --            22,000

Family Service Life Insurance Co. .....      $    200,000      $    200,000                --            20,000

Farmers Home Mutual Insurance
     Company ..........................      $    550,000      $    550,000                --            55,000

Farmers Mutual Protective
     Association of Texas .............      $    150,000      $    150,000                --            15,000

Federated Equity Funds - Federated
     Capital Appreciation .............      $  6,500,000      $  6,500,000                --           650,000

Federated Rural Electric Insurance
     Exchange .........................      $    600,000      $    600,000                --            60,000

Fidelity Devonshire Trust: Fidelity
     Equity - Income Fund .............      $ 10,300,000      $ 10,300,000                --         1,030,000

Fidelity Financial Trust: Fidelity
     Convertible Securities Fund ......      $  1,900,000      $  1,900,000                --           190,000

Fidelity Investments Life Insurance
     Company ..........................      $    150,000      $    150,000                --            15,000

Fidelity Puritan Trust: Fidelity
     Puritan Fund .....................      $  9,362,000      $  9,362,000                --           936,200

Fifth Third Bank ......................      $  2,830,000      $  2,830,000                             283,000

First Dakota Indemnity Company ........      $     20,000      $     20,000                --             2,000

First Mercury Insurance Company .......      $    800,000      $    800,000                --            80,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
First Union National Bank .............      $ 28,000,000      $ 28,000,000                --         2,800,000

First Union Securities Inc. ...........      $ 15,500,000      $ 15,500,000                --         1,550,000

Fortis Diversified Income Fund ........      $    125,000      $    125,000                --            12,500

Fortis Strategic Income Fund ..........      $     50,000      $     50,000                --             5,000

Founders Insurance Company ............      $     40,000      $     40,000                --             4,000

Franklin and Marshall College .........      $    430,000      $    430,000                --            43,000

F.R. Convt. Sec. Fn ...................      $    250,000      $    250,000                --            25,000

FreeState Health Plan, Inc. ...........      $     25,000      $     25,000                --             2,500

General Motors Welfare Benefit
     Trust (VEBA) .....................      $  2,500,000      $  2,500,000                --           250,000

Gerling Canada Insurance Co. ..........      $    250,000      $    250,000            35,142            25,000

Gerling Global Reinsurance Co. ........      $    250,000      $    250,000            28,986            25,000

Global Bermuda Limited Partnership ....      $  3,500,000      $  3,500,000                --           350,000

GM Employees Global GRP Pen TR (Abs
     Return Portfolio) ................      $  2,500,000      $  2,500,000                --           250,000

Golden Rule Insurance Company .........      $    225,000      $    225,000                --            22,500

Goldman, Sachs and Company ............      $  5,750,000      $  5,750,000                --           575,000

Goodville Mutual Casualty Company .....      $     60,000      $     60,000                --             6,000

Government of Singapore Investment
     Corporation Pte Ltd. .............      $  2,500,000         $2,500,00        11,936,333           250,000

Grace Brothers, Ltd. ..................      $  1,000,000      $  1,000,000                --            10,000

Grace Brothers Management, LLC ........      $  3,500,000      $  3,500,000                --           350,000

Grain Dealers Mutual Insurance ........      $    210,000      $    210,000                --            21,000

Greek Catholic Union ..................      $     60,000      $     60,000                --             6,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Greek Catholic Union II ...............      $     35,000      $     35,000                --             3,500

Green Tree Perpetual Assurance
     Company ..........................      $    350,000      $    350,000                --            35,000

Group Hospitalization and Medical
     Services, Inc. ...................      $    100,000      $    100,000                --            10,000

Guarantee Trust Life Insurance
     Company ..........................      $  1,400,000      $  1,400,000                --           140,000

Guaranty Income Life Insurance
     Company ..........................      $    480,000      $    480,000                --            48,000

Guardian Life Insurance Co. ...........      $  7,200,000      $  7,200,000                --           720,000

Guardian Pension Trust ................      $    600,000      $    600,000                --            60,000

Gulf Investment Corporation ...........      $    380,000      $    380,000                --            38,000

Hadron Fund, LP. ......................      $    550,000      $    550,000                --            55,000

Hannover Life Reassurance Company
     of America .......................      $  1,600,000      $  1,600,000                --           160,000

Harold D. Miracle IRA-First
     National Bank of Southwestern
     Ohio, Trustee ....................      $     30,000      $     30,000                --             3,000

Harris Investment Manager - Harris
     Trust ............................      $  1,110,000      $  1,110,000                --           111,000

Harris Investment Manager - Harris
     Trust ............................      $    130,000      $    130,000                --            13,000

Harris Investment Manager -
     Northern Trust ...................      $  1,660,000      $  1,660,000                --           166,000

Harris Investment Manager - PFPC ......      $    930,000      $    930,000                --            93,000

Harris Investment Manager - PFPC ......      $    830,000      $    830,000                --            83,000

Harris Investment Manager - PFPC ......      $    490,000      $    490,000                --            49,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Harris Investment Manager - PFPC ......      $     90,000      $     90,000                --             9,000

Hartford Accident & Indemnity
     Company ..........................      $  4,000,000      $  4,000,000                --           400,000

Hartford Bond HLS Fund, Inc. ..........      $  1,800,000      $  1,800,000                --           180,000

Hartford Bond Income Strategy Fund ....      $    275,000      $    275,000                --            27,500

Hartford Fire Insurance Company .......      $  1,500,000      $  1,500,000                --           150,000

Hartford Life Insurance Company .......      $  3,750,000      $  3,750,000                --           375,000

Hawaiian Airlines Employees Pension
     Plan - IAM .......................      $     50,000      $     50,000                --             5,000

Hawaiian Airlines Pension Plan for
     Salaried Employees ...............      $     10,000      $     10,000                --             1,000

Hawaiian Airlines Pilots Retirement
     Plan .............................      $     90,000      $     90,000                --             9,000

HBK Master Fund L.P. ..................      $ 20,000,000      $ 20,000,000            41,500         2,000,000

HFR Master Fund, LTD ..................      $     60,000      $     60,000                --             6,000

HFR TQA Master Trust ..................      $    200,000      $    200,000                --            20,000

HFR Zazove Master Trust ...............      $    400,000      $    400,000                --            40,000

Highbridge International LLC ..........      $100,000,000      $100,000,000                --        10,000,000

H.K. Porter Company, Inc. .............      $     35,000      $     35,000                --             3,500

Holy Family Society ...................      $    120,000      $    120,000                --            12,000

ICI Canada, Inc. Pension Trust Fund ...      $    109,000      $    109,000                --            10,900

IL Annuity and Insurance Company ......      $  3,900,000      $  3,900,000                --           390,000

IMF Convertible Fund ..................      $    700,000      $    700,000                --            70,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Indiana Lumbermens Mutual Insurance ...      $    550,000      $    550,000                --            55,000

Integrity Mutual Insurance Company ....      $    400,000      $    400,000                --            40,000

Investcorp SAM Fund Ltd. ..............      $  3,000,000      $  3,000,000                --           300,000

ISBA Mutual Insurance Company .........      $    300,000      $    300,000                --            30,000

Jackson County Employees'
     Retirement System ................      $    200,000      $    200,000                --            20,000

Jayvee & Co., Acct. #HONF1512002 ......      $    283,000      $    283,000            93,100            28,300

Jayvee & Co., Acct. #ICMF0011002 ......      $    248,000      $    248,000            81,600            24,800

Jayvee & Co., Acct. #ICMF0013002 ......      $    568,000      $    568,000           175,000            56,800

Jayvee & Co., Acct. #ICMF0031002 ......      $  1,949,000      $  1,949,000           563,500           194,900

Jayvee & Co., Acct. #ICMF0041002 ......      $    193,000      $    193,000            63,600            19,300

Jeffries & Company ....................      $  2,000,000      $  2,000,000                --           200,000

Jersey (IMA) LTD ......................      $  1,500,000      $  1,500,000                --           150,000

JMG Convertible Investments, LP .......      $ 25,075,000      $ 25,075,000                --         2,507,500

JMG Triton Offshore Fund,  Ltd. .......      $ 28,325,000      $ 28,325,000                --         2,832,500

J.P. Morgan Securities Inc. ...........      $ 13,154,000      $ 13,154,000                --         1,315,400

J.W. McConnell Family Foundation ......      $    272,000      $    272,000                --            27,200

Kanawha Insurance Company .............      $  1,100,000      $  1,100,000                --           110,000

KBC Financial Products (Cayman
     Islands) .........................      $ 10,000,000      $ 10,000,000                --         1,000,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
KBC Financial Products USA Inc. .......      $  5,000,000      $  5,000,000                --           500,000

K.D. Offshore Fund C.V ................      $  2,000,000      $  2,000,000                --           200,000

Kettering Medical Center Funded
     Depreciation Account .............      $    100,000      $    100,000                --            10,000

Kellner, Dileo & Co. ..................      $  2,000,000      $  2,000,000                --           200,000

Knight Securities L.P. ................      $  3,500,000      $  3,500,000                --           350,000

Knoxville Utilities Board
     Retirement System ................      $    225,000      $    225,000                --            22,500

Kredietbank Luxembourg-VE Global
     Pf-/Convertible Fd ...............      $    500,000      $    500,000                --            50,000

L.A. Fire and Police Pension Fund .....      $  7,750,000      $  7,750,000                --           775,000

Lakeshore International, LTD ..........      $ 14,000,000      $ 14,000,000                --         1,400,000

Landesbank Schleswig-Holstein
     International S.A ................      $  7,500,000      $  7,500,000                --           750,000

Landmark Life Insurance Company .......      $    100,000      $    100,000                --            10,000

LDG Limited ...........................      $  1,000,000      $  1,000,000                --           100,000

Lebanon Mutual Insurance Company ......      $    160,000      $    160,000                --            16,000

Libertyview Fund LLC ..................      $  1,500,000      $  1,500,000                --           150,000

Libertyview Funds L.P. ................      $  6,000,000      $  6,000,000                --           600,000

Libertyview Global Volatility Fund
     L.P ..............................      $  6,000,000      $  6,000,000                --           600,000

Lincoln Heritage Life Insurance
     Company ..........................      $    130,000      $    130,000                --            13,000

Lincoln Individual/Memorial Life
     Insurance ........................      $    250,000      $    250,000                --            25,000

Lipper Convertibles, L.P. .............      $ 19,000,000      $ 19,000,000                --         1,900,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Lipper Convertibles Series II, L.P. ...      $  2,000,000      $  2,000,000                --           200,000

Lipper Offshore Convertibles, L.P. ....      $  6,000,000      $  6,000,000                --           600,000

Lloyds TSB Bank plc ...................      $    250,000      $    250,000           181,468            25,000

Loyal Christian Benefit Association ...      $    130,000      $    130,000                --            13,000

Louisiana CCRF ........................      $    350,000      $    350,000                --            35,000

Louisiana Workers' Compensation
     Corporation ......................      $    815,000      $    815,000                --            81,500

Lutheran Brotherhood ..................      $  6,250,000      $  6,250,000                --           625,000

Macomb County Employees' Retirement
     System ...........................      $    200,000      $    200,000                --            20,000

Mainstay Convertible Fund .............      $  7,300,000      $  7,300,000                --           730,000

Mainstay VP Convertible Portfolio .....      $  2,000,000      $  2,000,000                --           200,000

Main Street America Assurance
     Company ..........................      $    480,000      $    480,000                --            48,000

Main Street America Holdings ..........      $    480,000      $    480,000                --            48,000

Managed Assets Trust ..................      $    800,000      $    800,000                --            80,000

Marathon Special Opportunity Master
     Fund, Ltd. .......................      $ 10,000,000      $ 10,000,000                --         1,000,000

Marion Emerging Growth Fund, L.P. .....      $    500,000      $    500,000                --            50,000

Marquette Indemnity and Life
     Insurance Company ................      $    100,000      $    100,000                --            10,000

Maryland State Retirement Fund ........      $  7,645,000      $  7,645,000                --           764,500

Massachusetts Mutual Life Insurance
     Company ..........................      $  2,590,000      $  2,590,000             7,500           259,000

MassMutual Asia Limited ...............      $     30,000      $     30,000                --             3,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
MassMutual Corporate Investors ........      $    445,000      $    445,000                --            44,500

MassMutual Diversified Bond Fund ......      $     30,000      $     30,000             5,500             3,000

MassMutual High Yield Partners II
     LLC ..............................      $  1,560,000      $  1,560,000                --           156,000

MassMutual Participation Investors ....      $    235,000      $    235,000                --            23,500

McMahan Securities Co. L.P. ...........      $    100,000      $    100,000                --            10,000

Medico Life Insurance Company .........      $  1,100,000      $  1,100,000                --           110,000

Medmarc Insurance Company .............      $    800,000      $    800,000                --            80,000

Merced Partners Limited Partnership ...      $  7,000,000      $  7,000,000                --           700,000

Merrill Lynch International LTD .......      $  5,000,000      $  5,000,000                --           500,000

Merrill Lynch, Pierce, Fenner &
     Smith Inc. .......................      $  3,947,000      $  3,947,000                --           394,700

MFS Total Return Fund, MFS Series
     Trust V ..........................      $  3,500,000      $  3,500,000                --            35,000

Michigan Mutual Insurance Company .....      $  1,500,000      $  1,500,000                --           150,000

Michigan Professional Insurance
     Exchange .........................      $    150,000      $    150,000                --            15,000

Microsoft Corporation .................      $  3,510,000      $  3,510,000                --           351,000

Microsoft Corporation -
     International ....................      $    570,000      $    570,000                --            57,000

Mid America Life Insurance Company ....      $     70,000      $     70,000                --             7,000

Middle Cities Risk Management Trust ...      $    200,000      $    200,000                --            20,000

Midwest Security Life .................      $    350,000      $    350,000                --            35,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
MILIC/Woodsmill Limited #1 ............      $     20,000      $     20,000                --             2,000

MILIC/Woodsmill Limited #2 ............      $     15,000      $     15,000                --             1,500

Mizuho Trust and Banking
     (Luxembourg) S.A .................      $    200,000      $    200,000                --            20,000

MLQA Convertible
     Securities Arbitrage Ltd. ........      $ 10,000,000      $ 10,000,000                --         1,000,000

Morgan Stanley Dean Witter
     Convertible Securities Trust .....      $  3,000,000      $  3,000,000                --           300,000

Motion Picture Industry Health Plan
     - Active Member Fund .............      $    865,000      $    865,000                --            86,500

Motion Picture Industry Health Plan
     - Retiree Member Fund ............      $    375,000      $    375,000                --            37,500

Mutual Protective Insurance Company ...      $  1,300,000      $  1,300,000                --           130,000

National Benefit Life Insurance
     Company ..........................      $    475,000      $    475,000                --            47,500

National Grange Mutual Insurance
     Company ..........................      $    640,000      $    640,000                --            64,000

National Mutual Insurance Company .....      $     45,000      $     45,000                --             4,500

Nations Convertible Securities Fund ...      $  6,000,000         6,000,000                --           600,000

Nations Equity Income Fund ............      $  3,450,000      $  3,450,000                --           345,000

NCMIC .................................      $    650,000      $    650,000                --            65,000

New Era Life Insurance Company ........      $    350,000      $    350,000                --            35,000

New York Life Separate Account #7 .....      $  1,000,000      $  1,000,000                --           100,000

Newport Investments, Inc. .............      $  3,000,000      $  3,000,000                --           300,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Nicholas Applegate Convertible Fund ...      $    995,000      $    995,000                --            99,500

Nicholas Applegate Investment Grade
     Convertible ......................      $     15,000      $     15,000                --             1,500

NORCAL Mutual Insurance Company .......      $    400,000      $    400,000                --            40,000

Oak Casualty Insurance Company ........      $     60,000      $     60,000                --             6,000

OCM Convertible Trust .................      $  5,490,000      $  5,490,000                --           549,000


OCM International Convertible Trust ...      $    276,000      $    276,000                --            27,600

Oklahoma Attorneys Mutual Insurance
     Company ..........................      $     50,000      $     50,000        26,879,479             5,000

OMERS .................................      $ 20,000,000      $ 20,000,000        24,879,484         2,000,000

Ondeo Nalco ...........................      $    275,000      $    275,000                --            27,500

Oppenheimer Convertible Securities
     Fund .............................      $  8,000,000      $  8,000,000                --           800,000

Pacific Eagle Insurance Company .......      $    150,000      $    150,000                --            15,000

Pacific Life Insurance ................      $  1,500,000      $  1,500,000                --           150,000

Palladin Securities LLC ...............      $  1,450,000      $  1,450,000                --           145,000

Partner Reinsurance Company, Ltd. .....      $  1,545,000      $  1,545,000                --           154,500

Partner Reinsurance Company, Ltd. -
     International ....................      $     87,000      $     87,000                --             8,700

Penn Treaty Network America
     Insurance Company ................      $    570,000      $    570,000                --            57,000

Pensionskasse der EMS-Chemie AG,
     Domat ............................      $    150,000      $    150,000                --            15,000

Peoples Benefit Life Insurance
     Company ..........................      $  5,000,000      $  5,000,000                --           500,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Peoples Benefit Life Insurance
     Company TEAMSTERS ................      $  6,000,000      $  6,000,000                --           600,000

PHICO Insurance Company ...............      $    750,000      $    750,000                --            75,000

Physicians Life .......................      $    125,000      $    125,000                --            12,500

Physicians Life Insurance Company .....      $    750,000      $    750,000                --            75,000

Physicians Mutual Insurance Company ...      $    750,000      $    750,000                --            75,000

Physicians' Reciprocal Insurers
     Account # 7 ......................      $    450,000      $    450,000                --            45,000

Pioneer Insurance Company .............      $    120,000      $    120,000                --            12,000

Pitney Bowes Retirement Fund ..........      $    770,000      $    770,000                --            77,000

Port Authority of Allegheny County
     Retirement and Disability
     Allowance Plan for the
     Employees Represented by Local
     85 of the Amalgamated Transit
     Union ............................      $  1,670,000      $  1,670,000                --           167,000

Premera Blue Cross ....................      $    800,000      $    800,000                --            80,000

President and Fellows of Harvard
     College ..........................      $  7,500,000      $  7,500,000                --           750,000

Primerica Life Insurance Company ......      $  1,679,000      $  1,679,000                --           167,900

Principal Investors Fund, Inc. -
     Partner Large Cap Blend Fund .....      $    110,000      $    110,000                --            11,000

Principal Investors Fund, Inc. -
     Principal Barters Large Cap
     Blend Fund, Inc. .................      $     55,000      $     55,000                --             5,500

Prisma Foundation .....................      $    100,000      $    100,000                --            10,000

PRUCO Life Insurance Company of New
     Jersey ...........................      $     60,000      $     60,000                --             6,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Prudential High Yield Fund, Inc. ......      $  4,600,000      $  4,600,000                --           460,000

Prudential High Yield Total Return
     Fund, Inc. .......................      $    500,000      $    500,000                --            50,000

Prudential Trust Company Collective
     Employee Benefit Trust,
     Institutional High Yield Fund ....      $    800,000      $    800,000                --            80,000

Prumerica Worldwide Investors
     Portfolio:  U.S. High Yield
     Fund .............................      $    195,000      $    195,000                --            19,500

Quattro Fund Ltd. .....................      $  6,000,000      $  6,000,000                --           600,000

Queen's Health Plan ...................      $     35,000      $     35,000                --             3,500

Qwest Occupational Health Trust .......      $    345,000      $    345,000                --            34,500

Ramius Capital Group ..................      $  1,300,000      $  1,300,000                --           130,000

RCG Latitude Master Fund,  Ltd. .......      $  4,700,000      $  4,700,000                --           470,000

RCG Multi Strategy, LP ................      $    500,000      $    500,000                --            50,000

Republic Mutual Insurance Company .....      $     25,000      $     25,000                --             2,500

Retail Clerks Pension Trust ...........      $  2,500,000      $  2,500,000                --           250,000

Rhapsody Fund, LP .....................      $  5,300,000      $  5,300,000                --           530,000

Robertson Stephens ....................      $ 20,000,000      $ 20,000,000                --         2,000,000

RS Emerging Growth Partners LP, Tax
     ID # 94-3254936 ..................      $     50,000      $     50,000                --             5,000

RS Pacific Partners Master Fund, A
     Cayman Islands Exempted Company ..      $  1,200,000      $  1,200,000                --           120,000

RS Pacific Partners ONSHORE LP, Tax
     ID # 94-3348091 ..................      $     50,000      $     50,000                --             5,000

RS Premium Partners LP, Tax ID
     # 94-3335933 .....................      $    225,000      $    225,000                --            22,500

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Sage Capital ..........................      $  2,300,000      $  2,300,000                --           230,000

Salomon Smith Barney, Inc. ............      $  7,000,000      $  7,000,000                --           700,000

SAM Investments LDC ...................      $ 50,000,000      $ 50,000,000                --         5,000,000

San Diego City Retirement .............      $    754,000      $    754,000                --            75,400

San Diego County Convertible ..........      $  1,142,000      $  1,142,000                --           114,200

San Diego County Employees
     Retirement Association ...........      $    950,000      $    950,000                --            95,000

Scor Life Re Convertible Program ......      $    500,000      $    500,000                --            50,000

Screen Actors Guild Pension
     Convertible ......................      $    345,000      $    345,000                --            34,500

SEI Private Trust Company .............      $    735,000      $    735,000                --            73,500

Shelby County Trust Bank
     as Custodian for Citizens
     Security Life Insurance Company ..      $    200,000      $    200,000                --            20,000

Southdown Pension Plan ................      $    160,000      $    160,000                --            16,000

Southern Farm Bureau Life Insurance ...      $    875,000      $    875,000                --            87,500

Southern Farm Bureau Life Insurance
     Company c/o CALAMOS(R) Asset
     Management, Inc. .................      $    375,000      $    375,000                --            37,500

Spear, Leeds & Kellogg LP. ............      $  2,000,000      $  2,000,000                --           200,000

SPT ...................................      $  1,935,000      $  1,935,000                --           193,500

St. Albans Partners Ltd. ..............      $  5,000,000      $  5,000,000                --           500,000

Standard Mutual Insurance Company .....      $    300,000      $    300,000                --            30,000

Starvest Combined Portfolio ...........      $  1,185,000      $  1,185,000                --           118,500

Starvest Managed Portfolio ............      $     60,000      $     60,000                --             6,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
State Employees' Retirement Fund of
     the State of Delaware ............      $  3,760,000      $  3,760,000                --           376,000

State Employees' Retirement Fund of
     the State of Delaware -
     International ....................      $  1,168,000      $  1,168,000                --           116,800

State National Insurance Company ......      $    150,000      $    150,000                --            15,000

State of Connecticut Combined
     Investment Funds .................      $  7,780,000      $  7,780,000                --           778,000

State of Florida Division of
     Treasury .........................      $  2,125,000      $  2,125,000                --           212,500

State of Florida, Office of the
     Treasurer ........................      $  1,200,000      $  1,200,000                --           120,000

State of Oregon/Equity ................      $  7,850,000      $  7,850,000                --           785,000

State of Oregon/SAIF Corporation ......      $  3,400,000      $  3,400,000                --           340,000

State Street Bank - GE Pension
     Trust ............................      $  3,465,000      $  3,465,000                --           346,500

Strategic Partners Conservative
     Growth Fund ......................      $     10,000      $     10,000                --             1,000

Strategic Partners Moderate Growth
     Fund .............................      $     20,000      $     20,000                --             2,000

Sturgeon Ltd. .........................      $  4,883,000      $  4,883,000                --           488,300

Sunrise Partners L.L.C ................      $ 18,850,000      $ 18,850,000           103,700         1,885,000

Tamarack International LTD ............      $  7,000,000      $  7,000,000                --           700,000

TCW Group, Inc. .......................      $ 18,365,000      $ 18,365,000                --         1,836,500

TD Securities (USA) Inc. ..............      $ 11,000,000      $ 11,000,000                --         1,100,000

Teachers Insurance and Annuity
     Association ......................      $  8,000,000      $  8,000,000                --           800,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Texas Builders Insurance Company ......      $    200,000      $    200,000                --            20,000

Texas Hospital Insurance Exchange .....      $     30,000      $     30,000                --             3,000

The Class IC Company ..................      $  2,150,000      $  2,150,000                --           215,000

The Cockrell Foundation ...............      $     40,000      $     40,000                --             4,000

The Dow Chemical Company Employees'
     Retirement Plan ..................      $  3,150,000      $  3,150,000                --           315,000

The Fondren Foundation ................      $     95,000      $     95,000                --             9,500

The High Yield Income Fund, Inc. ......      $     85,000      $     85,000                --             8,500

The Income Fund of America ............      $ 40,000,000      $ 40,000,000                --         4,000,000

The Northwestern Mutual Life
     Insurance Company ................      $ 14,000,000      $ 14,000,000                --         1,400,000

The Northwestern Mutual Life
     Insurance Company for its
     Group Annuity Separate Account ...      $    500,000      $    500,000                --            50,000

The Philanthropic Mutual Life
     Insurance Company ................      $     80,000      $     80,000                --             8,000

The Prudential Insurance Company of
     America ..........................      $  6,890,000      $  6,890,000                --           689,000

The Prudential Life Insurance
     Company of Arizona ...............      $    135,000      $    135,000                --            13,500

The Prudential Property and
     Casualty Insurance Company of
     New Jersey .......................      $     85,000      $     85,000                --             8,500

The Prudential Series Fund, Inc.,
     Diversified Conservative
     Growth Portfolio .................      $     45,000      $     45,000                --             4,500

The Prudential Series Fund, Inc.,
     High Yield Bond
     Portfolio......... ...............      $    900,000      $    900,000                --            90,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
The PII High Yield Fund ...............      $    220,000      $    220,000                --            22,000

The Royal Trust Corporation of
     Canada in Trust for
     A/C 007478001 ....................      $    278,000      $    278,000            90,500            27,800

The Royal Trust Corporation of
     Canada in Trust for
     A/C 046082001 ....................      $    350,000      $    350,000                --            35,000

The Royal Trust Corporation of
     Canada in Trust for
     A/C 065863005 ....................      $    984,000      $    984,000           320,200            98,400

The Royal Trust Corporation of
     Canada in Trust for
     A/C 104351004 ....................      $    200,000      $    200,000           147,726            20,000

The Royal Trust Corporation of
     Canada in Trust for
     A/C 109598001 ....................      $  3,117,000      $  3,117,000         1,069,900           311,700

The Royal Trust Corporation of
     Canada in Trust for
     A/C 109599001 ....................      $  3,503,000      $  3,503,000         1,199,700           350,300

The Royal Trust Corporation of
     Canada in Trust for
     A/C 119392003 ....................      $    500,000      $    500,000                --            50,000

The Royal Trust Corporation of
     Canada in Trust for
     A/C 40-4004/4.19 .................      $    750,000      $    750,000           808,731            75,000

The Travelers Indemnity Company .......      $  6,323,000      $  6,323,000                --           632,300

The Travelers Insurance Company -
     Life .............................      $  2,996,000      $  2,996,000                --           299,600

The Travelers Insurance Company
     Separate Account TLAC ............      $    208,000      $    208,000                --            20,800

The Travelers Life and Annuity
     Company ..........................      $    227,000      $    227,000                --            22,700

The U.S. High Yield Fund, SICAV .......      $    195,000      $    195,000                --            19,500

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
TQA Master Fund, LTD ..................      $ 10,000,000      $ 10,000,000                --         1,000,000

TQA Master Plus Fund, LTD .............      $  7,700,000      $  7,700,000                --           770,000

Transguard Insurance Company of
     America, Inc. ....................      $  1,200,000      $  1,200,000                --           120,000

Travelers Series Trust Convertible
     Bond Portfolio ...................      $  1,200,000      $  1,200,000                --           120,000

Tribeca Investments, L.L.C ............      $ 15,000,000      $ 15,000,000                --         1,500,000

Tufts Associated Health Plan
     c/o Income Research &
     Management .......................      $    580,000      $    580,000                --            58,000

Tuscarora Wayne Mutual Insurance
     Company ..........................      $     90,000      $     90,000                --      $      9,000

UBS Warburg LLC .......................      $     10,000      $     10,000                --             1,000

Union Carbide Retirement Account ......      $  3,180,000      $  3,180,000                --           318,000

United Food and Commercial Workers
     Local 1262 and Employers
     Pension Fund .....................      $    735,000      $    735,000                --            73,500

United Healthcare Insurance Company ...      $  1,000,000      $  1,000,000                --           100,000

United Natural Insurance Company ......      $  1,000,000      $  1,000,000                --           100,000

University of Massachusetts
     c/o Income Research &
     Management .......................      $    100,000      $    100,000                --            10,000

Value Line Convertible Fund, Inc. .....      $    500,000      $    500,000                --            50,000

Vanguard Convertible Securities
     Fund, Inc. .......................      $  9,300,000      $  9,300,000                --           930,000

Variable Insurance Products Fund:
     Equity - Income Portfolio ........      $  4,800,000      $  4,800,000                --           480,000

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Vesta - Inex Insurance Exchange IASA ..      $    600,000      $    600,000                --            60,000

Victory Capital Management -
     California State Auto Assoc
     Inter - Insurance ................      $    910,000      $    910,000                --            91,000

Victory Capital Management -
     California State Auto Assoc
     Retirement Pension Plan ..........      $    190,000      $    190,000                --            19,000

Victory Capital Management -
     Charitable Convertible
     Securities Fund ..................      $  2,545,000      $  2,545,000                --           254,500

Victory Capital Management -
     Charitable Income Fund ...........      $    510,000      $    510,000                --            51,000

Victory Capital Management -
     CompSource Oklahoma ..............      $    250,000      $    250,000                --            25,000

Victory Capital Management - EB
     Convertible Securities Fund ......      $  2,675,000      $  2,675,000                --           267,500

Victory Capital Management - Field
     Foundation of Illinois ...........      $    130,000      $    130,000                --            13,000

Victory Capital Management -
     GenCorp Foundation ...............      $    100,000      $    100,000                --            10,000

Victory Capital Management - Health
     Foundation of Greater
     Cincinnati .......................      $    430,000      $    430,000                --            43,000

Victory Capital Management - Key
     Trust Convertible Securities
     Fund .............................      $    445,000      $    445,000                --            44,500

Victory Capital Management - Key
     Trust Fixed Income  Fund .........      $    750,000      $    750,000                --            75,000

Victory Capital Management -
     Parker/Key Convertible ...........      $    685,000      $    685,000                --            68,500

Victory Capital Management -
     Potlatch .........................      $  1,825,000      $  1,825,000                --           182,500

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Victory Capital Management - Union
     Security Life Insurance Co. ......      $    110,000      $    110,000                --            11,000

Victory Capital Management -
     Victory Convertible Securities
     Fund .............................      $  1,700,000      $  1,700,000                --           170,000

Von Ernst Performa AG .................      $    100,000      $    100,000                --            10,000

Vopak USA Inc., Retirement Plan .......      $    380,000      $    380,000                --            38,000

Wake Forest University ................      $    470,000      $    470,000                --            47,000

Western Home Insurance Company ........      $    250,000      $    250,000                --            25,000

West Virginia Fire Insurance Company ..      $     15,000      $     15,000                --             1,500

Westward Life Insurance Company .......      $    210,000      $    210,000                --            21,000

White River Securities L.L.C ..........      $ 10,000,000      $ 10,000,000                --         1,000,000

William E. Rathman Jr. Trust-First
     National Bank of Southwestern
     Ohio, Trustee ....................      $    400,000      $    400,000                --            40,000

Wilmington Trust Company -
     Forrestal Funding Master Trust ...      $ 55,000,000      $ 55,000,000                --         5,500,000

Wisconsin Lawyers Mutual Insurance
     Company ..........................      $    260,000      $    260,000                --            26,000

Wisconsin Mutual Insurance Company ....      $    200,000      $    200,000                --            20,000

World Insurance Company ...............      $    530,000      $    530,000                --            53,000

Worldwide Transactions Ltd. ...........      $    146,000      $    146,000                --            14,600

Writers Guild Industry Health Fund ....      $    204,000      $    204,000                --            20,400

Wyoming State Treasurer ...............      $    672,000      $    672,000                --            67,200

                                                                                  Number of
                                           Principal Amount  Principal Amount       Common           Number of
                                            of Notes Owned     of Notes That     Shares Owned      Common Shares
                                                Before            May Be            Before          That May Be
                                               Offering            Sold            Offering            Sold
                                           ----------------  ----------------    ------------      -------------
Yield Strategies
     Fund II, LP ......................      $  5,000,000      $  5,000,000                --           500,000

Zazove Convertible Securities Fund,
     Inc ..............................      $  1,000,000      $  1,000,000                --           100,000

Zazove Hedged Convertible Fund L.P. ...      $  1,400,000      $  1,400,000                --           140,000

Zazove Income Fund, L.P. ..............      $  1,400,000      $  1,400,000                --           140,000

Zeneca Holdings Pension Trust .........      $    184,000      $    184,000                --            18,400

Zurich Institutional Benchmarks
     Master Fund Limited ..............      $    200,000      $    200,000                --            20,000


     If, after the date of this prospectus, a securityholder notifies us pursuant to the registration agreement of its intent to dispose of notes or common shares pursuant to the registration statement, we may supplement this prospectus to include that information.

                             PLAN OF DISTRIBUTION

     We are registering the notes (and related guarantee) and the common shares issuable upon conversion of the notes covered by this prospectus for the selling securityholders. We and Nortel Networks Limited have paid the costs and fees of registering the notes (and related guarantee) and the common shares issuable upon conversion of the notes, but the selling securityholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the notes or the common shares. The selling securityholders will be indemnified by us and Nortel Networks Limited against certain civil liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities. We and Nortel Networks Limited will be indemnified by the selling securityholders against certain civil liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     A selling securityholder may sell the notes or the common shares issuable upon conversion of the notes:

          o on any national securities exchange or quotation service on which the notes or the common shares may be listed or quoted at the time of any such sale;

          o    in the over-the-counter market; or

          o    otherwise,

at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In addition, a selling securityholder may sell some or all of the notes or the common shares issuable upon conversion of the notes in transactions effected through:

          o a block trade in which a broker-dealer may resell a part of the block as principal, in order to facilitate the transaction;

          o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

          o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling notes or common shares issuable upon conversion of the notes, a selling securityholder may enter into one or more, or a combination of, hedging transactions with financial institutions, which we refer to as "counterparties", in which it:

          o enters into transactions involving short sales of notes or common shares by counterparties;

          o sells notes or common shares short itself and redelivers such notes or common shares to close out its short positions;

          o enters into options, forward or other types of transactions that require the selling securityholders to deliver notes or common shares to a counterparty, which may resell or transfer the notes or the common shares issuable upon conversion of the notes under this prospectus; or

          o loan or pledge notes or the common shares to a counterparty, which may sell or transfer such notes or shares.

     A selling securityholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. A selling securityholder and any broker-dealers involved in a sale or resale of the notes or the common shares issuable upon conversion of the notes may qualify as "underwriters" within the meaning of the Section 2(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If a broker-dealer qualifies as an "underwriter", the broker-dealer will be subject to the prospectus delivery requirements of the Securities Act.

     We will make copies of this prospectus available to the selling securityholders and have informed the selling securityholders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the notes or the common shares issuable upon conversion of the notes.


     In addition to selling the notes or the common shares issuable upon conversion of the notes covered by this prospectus, a selling securityholder may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the notes or the common shares, including liabilities arising under the Securities Act.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common shares by the selling securityholders.

     Our common shares trade on the New York Stock Exchange under the symbol "NT". We have applied for listing of the notes on the New York Stock Exchange. However, no assurances can be given as to the development or liquidity of any trading market for the notes. See "Risk Factors- An active trading market for the notes may not develop."

     We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying common shares pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common shares by other means not described in this prospectus. In addition, any notes or underlying common shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes and the underlying common shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the notes and underlying common shares may not be sold unless they have been registered or qualified for sale or qualify for an exemption from registration.

     Under applicable rules of and regulations under the Exchange Act, any person engaged in the distribution of the notes or the underlying common shares may not simultaneously engage in market making or other purchasing activities with respect to the notes or our common shares for a period of up to five business days prior to the commencement of such distribution and ending upon the completion of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the associated rules of and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of notes or common shares by the selling securityholders.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of notes or common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by broker-dealer(s). Such supplement will disclose:

          o the name of the selling securityholder and of the participating broker-dealer(s);

          o    the number of notes and/or common shares involved;

          o    the price at which such notes and/or common shares were sold;

          o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

          o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

          o    other facts material to the transaction.

     A prospectus has not been filed with the securities commission or similar regulatory authority of any province or territory of Canada in connection with the offering and sale of the notes or in connection with the common shares issuable upon conversion of the notes. Each selling securityholder may sell the notes, and the common shares issuable upon conversion of the notes, into Canada only in compliance with applicable Canadian securities laws.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We and Nortel Networks Limited are each Canadian corporations. A substantial portion of our assets and the assets of Nortel Networks Limited are located in Canada and a majority of our and Nortel Networks Limited's directors and executive officers and the experts named in this prospectus, are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon us and Nortel Networks Limited or upon such directors, executive officers and experts. Execution by United States courts of any judgment obtained against us or Nortel Networks Limited or any of the respective directors, executive officers of us or Nortel Networks Limited and experts in United States courts would be limited to the assets of us or Nortel Networks Limited or that person in the United States. Nicholas J. DeRoma, Esq., our and Nortel Networks Limited's Chief Legal Officer, has advised us and Nortel Networks Limited that there is doubt as to the enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

                                  LEGAL MATTERS

     The validity of the securities covered by this prospectus will be passed upon for us and Nortel Networks Limited by Nicholas J. DeRoma, Esq., the Chief Legal Officer of us and Nortel Networks Limited. Individually and together with members of his family, Mr. DeRoma owns, has options to purchase and has other interests in our common shares.

                                     EXPERTS


     The consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and the related financial statement schedules incorporated in this prospectus by reference from our current report on Form 8-K dated August 8, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and the related financial statement schedules incorporated in this prospectus by reference from Nortel Networks Limited's current report on Form 8-K dated August 8, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Alteon WebSystems, Inc. as of June 30, 2000 incorporated in this prospectus by reference from our Current Report on Form 8-K/A dated October 20, 2000 (amending the Current Report on Form 8-K dated August 15, 2000, as amended by Form 8-K/A dated August 25, 2000), have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND AVAILABLE INFORMATION

     We file, and Nortel Networks Limited files, annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. We and Nortel Networks Limited began filing documents with the SEC electronically in October 2000; prior to that date, filings by us and Nortel Networks Limited were made in paper format. Our filings with the SEC are also available to the public from commercial document retrieval services.

     Our common shares are listed on the New York and Toronto stock exchanges. Reports and other information concerning us or Nortel Networks Limited may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about Nortel Networks Corporation and Nortel Networks Limited and their respective financial performance.



FILINGS OF NORTEL NETWORKS CORPORATION
(COMMISSION FILE NO. 001-07260)                               PERIOD/DATE
---------------------------------------                       -----------
Annual Report on Form 10-K............................        Year-ended December 31, 2000.

Quarterly Reports on Form 10-Q........................        Quarters ended March 31, 2001, June 30, 2001 and
                                                              September 30, 2001.

Definitive proxy materials on Schedule 14A............        Filed March 13, 2001.


Current Reports on Form 8-K...........................        Filed August 15, 2000 (as amended by Form 8-K/A filed August 25, 2000 and Form 8-K/A filed October 23, 2000), January 22, 2001, January 29,
                                                              2001, February 2, 2001, February 7, 2001, February 16, 2001, March 14,
                                                              2001, March 23, 2001, March 28, 2001, April 11, 2001, April 25, 2001,
                                                              May 14, 2001, June 15, 2001, July 23, 2001, August 8, 2001, August 10,
                                                              2001, August 14, 2001, October 4, 2001, October 22, 2001, November 6,
                                                              2001, December 21, 2001, and December 26, 2001.


Description of Nortel Networks Corporation's
  common shares, rights to purchase
  common shares and preferred shares contained
  in Nortel Networks Corporation's Form 8-A...........        Dated April 28, 2000, as amended by a filing on Form 8-A/A dated
                                                              May 1, 2000, as further amended by a filing on Form 8-A/A dated
                                                              November 7, 2001, and any other amendments or reports filed for the purpose of updating that description.

FILINGS OF NORTEL NETWORKS LIMITED
(COMMISSION FILE NO. 000-30758)                               PERIOD/DATE
---------------------------------------                       -----------
Annual Report on Form 10-K............................        Year-ended December 31, 2000.

Quarterly Reports on Form 10-Q........................        Quarters ended March 31, 2001, June 30, 2001 and
                                                              September 30, 2001.


Current Reports on Form 8-K...........................        Filed January 29, 2001, February 2, 2001, February 16,
                                                              2001, March 14, 2001, March 28, 2001, April 25, 2001,
                                                              May 14, 2001, June 15, 2001, July 23, 2001, August 8,
                                                              2001, August 10, 2001, August 14, 2001, October 4,
                                                              2001, October 22, 2001, November 6, 2001, December 21,
                                                              2001, and December 26, 2001.

Description of Nortel Networks Limited's
  Preferred shares contained in Nortel Networks
  Corporation's Form 8-A..............................        Dated October 8, 1975, as amended by filings on Form 8
                                                              dated February 24, 1983, June 12, 1984, September 13,
                                                              1984, June 25, 1985 and July 15, 1987, and as amended
                                                              by filings on Form 8-A/A, dated May 8, 1998, November
                                                              19, 1999 and November 7, 2001 and any other amendments
                                                              or reports filed for the purpose of updating that
                                                              description.



     The restated financial statements and financial statement schedules included in the Current Reports on Form 8-K dated August 8, 2001 of Nortel Networks Corporation and Nortel Networks Limited and the management's discussion and analysis of results of operations and financial condition and the restated selected unaudited financial data included in the Current Reports on Form 8-K dated November 6, 2001 of Nortel Networks Corporation and Nortel Networks Limited in each case incorporated by reference herein, supersede the corresponding information in the Annual Reports on Form 10-K of Nortel Networks Corporation and Nortel Networks Limited for the fiscal year ended December 31, 2000, but the information included in such Current Reports on Form 8-K has not been updated for events occurring after the initial filing date of the Annual Reports on Form 10-K for the fiscal year ended December 31, 2000, except as expressly noted in such Current Reports. In this regard, we also refer you to the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K of Nortel Networks Corporation and Nortel Networks Limited noted above.

     We also incorporate by reference in this prospectus all documents that are filed with the SEC by us and Nortel Networks Limited in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated in this prospectus by reference to any previously filed document.

     We and Nortel Networks Limited will provide, upon request and at no charge, copies of any of the filings incorporated by reference in this prospectus. Requests should be directed to the attention of the Corporate Securities Specialist, Nortel Networks Corporation, 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada, L6T 5P6, telephone number (905) 863-0000.

                                                                      APPENDIX A
                               NOTICE OF TRANSFER
                       PURSUANT TO REGISTRATION STATEMENT

Nortel Networks Corporation
Nortel Networks Limited
8200 Dixie Road, Suite 100
Brampton, Ontario, Canada L6T 5P6
Attention: Corporate Securities Specialist -
Securities Law Department
Facsimile: (905) 863-8423

and

Bankers Trust Company
Four Albany Street
New York, New York 10006
Attention: Corporate Trust and Agency Services
Facsimile: (212) 250-6961


         Re:   4.25% Convertible Senior Notes due 2008
               of Nortel Networks Corporation (the "Company") fully and unconditionally guaranteed by Nortel
               Networks Limited (the "Guarantor")

Ladies and Gentlemen:

     Please be advised that _______________ has transferred $__________ aggregate principal amount of the above-referenced notes and/or __________ common shares of the Company issuable upon conversion of the notes pursuant to an effective Registration Statement on Form S-3 (File No. 333-79428) filed by the Company and the Guarantor.

     We hereby certify that the prospectus delivery requirements, if any, of the U.S. Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the transferred securities is named as a "Selling Securityholder" in the Prospectus dated _______________, 2002 or in supplements thereto, and that the aggregate amount of the securities transferred are (or are included in) the securities listed in such Prospectus (or in the supplements thereto) opposite such owner's name.

     Dated:

                                         Very truly yours,


                                         ---------------------------------------
                                                        (Name)


                                         By:
                                             -----------------------------------
                                             (Authorized Signature)

                                 $1,800,000,000

                                (NORTEL NETWORKS)


                           NORTEL NETWORKS CORPORATION

                     4.25% CONVERTIBLE SENIOR NOTES DUE 2008
                     fully and unconditionally guaranteed by

                             NORTEL NETWORKS LIMITED
                                       AND
                           NORTEL NETWORKS CORPORATION
                           COMMON SHARES ISSUABLE UPON
                             CONVERSION OF THE NOTES









                         ------------------------------

                                   PROSPECTUS

                        ------------------------------







                                     , 2002

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses incurred in connection with the sale of the securities being registered, all of which are being paid by us. All amounts are estimates except the registration fee to be paid to the Securities and Exchange Commission ("SEC" or the "Commission"):


    Filing fees - SEC registration fee......................       $  162,600
    Legal fees and expenses.................................          350,000
    Accounting fees.........................................          200,000
    Fees and expenses of trustee (including counsel fees)...            5,000
    Printing fees...........................................           10,000
    Miscellaneous...........................................           12,400
                                                                   ----------
        Total ..............................................       $  740,000
                                                                   ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Canada Business Corporations Act (the "Act") provides generally that a corporation may indemnify a director or officer against all costs, charges and expenses of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being a director or officer, where the director or officer acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action enforced by monetary penalty, the director or officer had reasonable grounds for believing that the conduct was lawful. Where an officer or director was substantially successful on the merits in his or her defense of such action or proceeding, such officer or director is entitled to indemnification from the corporation for such costs, charges and expenses which were reasonably incurred.

     By-law No. 1 of Nortel Networks Corporation, approved by the Board of Directors of Nortel Networks Corporation on February 22, 2001 and confirmed by the shareholders of Nortel Networks Corporation on April 26, 2001, and By-law No. 1 of Nortel Networks Limited, approved by the Board of Directors of Nortel Networks Limited on February 22, 2001, and by its sole shareholder on April 26, 2001, implements the indemnification provisions of the Act and each reads as follows:

     "SECTION 9.2 INDEMNITY

     Subject to the limitations contained in the Act, the corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the corporation or any such body corporate, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the corporation or such body corporate, if:

     (a) such person acted honestly and in good faith with a view to the best interests of the corporation; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful.

     The corporation shall indemnify any person referred to above who fulfills the conditions contained in (a) and (b) above and who has been substantially successful on the merits in the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of his or her being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by such person in connection with the defense of such action or proceeding.

     The corporation may also indemnify such persons in such other circumstances as the Act or other applicable law permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law. The corporation is hereby authorized to execute agreements evidencing its indemnity in favor of the foregoing persons to the full extent permitted by law.

     SECTION 9.3 INSURANCE

     To the extent permitted by the Act and other applicable law, the corporation may purchase and maintain insurance for the benefit of any person referred to in Section 9.2 against such liability as the board of directors may determine."

     The Act also provides specifically for the purchase of insurance by a corporation for the benefit of its directors and officers against liability incurred as such. The directors and officers of Nortel Networks Corporation and Nortel Networks Limited are covered by a group liability insurance policy.

ITEM 16.  EXHIBITS

          The following exhibits are filed or incorporated by reference as part of this Registration Statement:

EX. NO.     DESCRIPTION
-------     -----------
   4.1*     Indenture, dated as of August 15, 2001, among Nortel Networks
            Corporation, Nortel Networks Limited, as guarantor, and Bankers
            Trust Company, as trustee, including form of the notes and the guarantee (incorporated by reference to Exhibit 4 to Nortel Networks
            Corporation's Quarterly Report on Form 10-Q for the period ending
            September 30, 2001).

   4.2* Registration Agreement, dated as of August 15, 2001, among Nortel Networks Corporation, Nortel Networks Limited and Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc., as representatives of the initial purchasers of the notes and the guarantee.

   4.3 Specimen of common share certificate of Nortel Networks Corporation (incorporated by reference to Exhibit 1 to Nortel Networks Corporation's Form 8 - A/A dated November 19, 1999).


   5.1* Opinion of Nicholas J. DeRoma, Chief Legal Officer of Nortel Networks Corporation and Nortel Networks Limited, as to the legality of the notes, the guarantee and the common shares issuable upon conversion of the notes.


  12.1* Computation of ratio of earnings to fixed charges of Nortel Networks Corporation.

  12.2* Computation of ratio of earnings to fixed charges of Nortel Networks Limited.


  23.1* Consent of Nicholas J. DeRoma, Chief Legal Officer of Nortel Networks Corporation and Nortel Networks Limited (included in the opinion filed as Exhibit 5.1).


  23.2 Consent of Deloitte & Touche LLP, Toronto with respect to the financial statements of Nortel Networks Corporation.

  23.3 Consent of Deloitte & Touche LLP, Toronto with respect to the financial statements of Nortel Networks Limited.

  23.4 Consent of Deloitte & Touche LLP, San Jose with respect to the financial statements of Alteon WebSystems, Inc.

  24.1* Powers of Attorney for certain directors and officers of Nortel Networks Corporation.

  24.2* Powers of Attorney for certain directors and officers of Nortel Networks Limited.

  25.1* Statement of Eligibility and Qualification of the Trustee on Form T-1.

* Previously filed

ITEM 17.  UNDERTAKINGS

          The undersigned registrants hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (a) to include any prospectus required by Section 10(a)(3) of the Securities Act,

                (b) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, and

                (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          4. That, for purposes of determining any liability under the Securities Act, each filing of the corporation's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification of such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brampton, Province of Ontario, Canada on the 17th day of January, 2002.


                                        NORTEL NETWORKS CORPORATION



                                        By:          /s/ Frank A. Dunn
                                            ------------------------------------
                                               (FRANK A. DUNN, President and
                                                 Chief Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed below on behalf of Nortel Networks Corporation by the following persons in the capacities indicated on the 17th day of January, 2002.



    PRINCIPAL EXECUTIVE OFFICER


         /s/ Frank A. Dunn                President and Chief Executive Officer,
------------------------------------                 and a Director
           (FRANK A. DUNN)


    PRINCIPAL FINANCIAL OFFICER


         /s/ Terry G. Hungle                     Chief Financial Officer
------------------------------------
          (TERRY G. HUNGLE)


    PRINCIPAL ACCOUNTING OFFICER


        /s/ Douglas C. Beatty                           Controller
------------------------------------
          (DOUGLAS C. BEATTY)


      AUTHORIZED REPRESENTATIVE
        IN THE UNITED STATES:

NORTEL NETWORKS INC.


         By /s/ Lynn C. Egan
            --------------------------
            Name:  LYNN C. EGAN
            Title: Assistant Secretary

                                   DIRECTORS:


            J.J. BLANCHARD*                            R.A. INGRAM*
------------------------------------      --------------------------------------
           (J.J. BLANCHARD)                           (R.A. INGRAM)

              R.E. BROWN*                               J.A. ROTH*
------------------------------------      --------------------------------------
             (R.E. BROWN)                              (J.A. ROTH)

              F.A. DUNN*                               G. SAUCIER*
------------------------------------      --------------------------------------
              (F.A. DUNN)                              (G. SAUCIER)

             L.Y. FORTIER*                           S.H. SMITH, JR.*
------------------------------------      --------------------------------------
            (L.Y. FORTIER)                          (S.H. SMITH, JR.)

           JOHN E. CLEGHORN*                           L.R. WILSON*
------------------------------------      --------------------------------------
          (JOHN E. CLEGHORN)                          (L.R. WILSON)




Dated: January 17, 2002                    *By       /s/ Deborah J. Noble
                                                -------------------------------
                                                       (DEBORAH J. NOBLE,
                                                      as Attorney-in-fact)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brampton, Province of Ontario, Canada on the 17th day of January, 2002.


                                        NORTEL NETWORKS LIMITED



                                        By:          /s/ Frank A. Dunn
                                            ------------------------------------
                                               (FRANK A. DUNN, President and
                                                  Chief Executive Officer)



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No.2 has been signed below on behalf of Nortel Networks Limited by the following persons in the capacities indicated on the 17th day of January, 2002.



     PRINCIPAL EXECUTIVE OFFICER


         /s/ Frank A. Dunn                President and Chief Executive Officer,
------------------------------------                   and a Director
          (FRANK A. DUNN)


     PRINCIPAL FINANCIAL OFFICER


        /s/ Terry G. Hungle                        Chief Financial Officer
------------------------------------
         (TERRY G. HUNGLE)


    PRINCIPAL ACCOUNTING OFFICER


       /s/ Douglas C. Beatty                              Controller
------------------------------------
        (DOUGLAS C. BEATTY)


     AUTHORIZED REPRESENTATIVE
       IN THE UNITED STATES:

NORTEL NETWORKS INC.


         By /s/ Lynn C. Egan
            --------------------------
            Name:  LYNN C. EGAN
            Title: Assistant Secretary

                                   DIRECTORS:


            J.J. BLANCHARD*                             R.A. INGRAM*
------------------------------------      --------------------------------------
           (J.J. BLANCHARD)                            (R.A. INGRAM)

              R.E. BROWN*                                J.A. ROTH*
------------------------------------      --------------------------------------
             (R.E. BROWN)                               (J.A. ROTH)

              F.A. DUNN*                                G. SAUCIER*
------------------------------------      --------------------------------------
              (F.A. DUNN)                               (G. SAUCIER)

             L.Y. FORTIER*                            S.H. SMITH, JR.*
------------------------------------      --------------------------------------
            (L.Y. FORTIER)                           (S.H. SMITH, JR.)

           JOHN E. CLEGHORN*                            L.R. WILSON*
------------------------------------      --------------------------------------
          (JOHN E. CLEGHORN)                           (L.R. WILSON)




Dated: January 17, 2002.                   *By      /s/ Deborah J. Noble
                                               -------------------------------
                                                      (DEBORAH J. NOBLE,
                                                     as Attorney-in-fact)

                                  EXHIBIT INDEX

         The following exhibits are filed or incorporated by reference as part of this Registration Statement:

 EX. NO.  DESCRIPTION
--------  -----------
    4.1* Indenture, dated as of August 15, 2001, among Nortel Networks Corporation, Nortel Networks Limited, as guarantor, and Bankers Trust Company, as trustee, including form of the notes and the guarantee (incorporated by reference to Exhibit 4 to Nortel Networks Corporation's Quarterly Report on Form 10-Q for the period ending September 30, 2001).

    4.2* Registration Agreement, dated as of August 15, 2001, among Nortel Networks Corporation, Nortel Networks Limited and Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc., as representatives of the initial purchasers of the notes and the guarantee.

    4.3 Specimen of common share certificate of Nortel Networks Corporation (incorporated by reference to Exhibit 1 to Nortel Networks Corporation's Form 8 - A/A dated November 19, 1999).


    5.1* Opinion of Nicholas J. DeRoma, Chief Legal Officer of Nortel Networks Corporation and Nortel Networks Limited, as to the legality of the notes, the guarantee and the common shares issuable upon conversion of the notes.


   12.1* Computation of ratio of earnings to fixed charges of Nortel Networks Corporation.

   12.2* Computation of ratio of earnings to fixed charges of Nortel Networks Limited.

   23.1* Consent of Nicholas J. DeRoma, Chief Legal Officer of Nortel Networks Corporation and Nortel Networks Limited (included in the opinion filed as Exhibit 5.1).

   23.2 Consent of Deloitte & Touche LLP, Toronto with respect to the financial statements of Nortel Networks Corporation.

   23.3 Consent of Deloitte & Touche LLP, Toronto with respect to the financial statements of Nortel Networks Limited.

   23.4 Consent of Deloitte & Touche LLP, San Jose with respect to the financial statements of Alteon WebSystems, Inc.

   24.1* Powers of Attorney for certain directors and officers of Nortel Networks Corporation.

   24.2* Powers of Attorney for certain directors and officers of Nortel Networks Limited.

   25.1*  Statement of Eligibility and Qualification of the Trustee on Form T-1.

*  Previously filed


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